UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Howard Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3301 BOSTON STREET BALTIMORE, MARYLAND 21224

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 27, 2020, AT 11:30 A.M.

The Annual Meeting of Stockholders (the “Meeting”) of Howard Bancorp, Inc. (“Howard,” “we,” “our” or the “Company”) will be held on Wednesday, May 27, 2020 at 11:30 a.m. (local time). As noted below, the Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Meeting as well as vote and submit your questions during the live audiocast of the meeting by visiting www.meetingcenter.io/273541418 and entering the control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. The password to access the Meeting is HBMD2020. At the Meeting, you will be asked to consider and act upon the following matters:

1.

To elect four Class III directors to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2023 and until his or her successor is duly elected and qualified;

2.

To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.

To ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2020; and

4.

To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Any action may be taken on the foregoing at the Meeting on the date specified above or on any date or dates to which the Meeting may be adjourned. Only stockholders of record as of the close of business on April 2, 2020, are entitled to notice of and to vote at the Meeting or any adjournment or postponement of the Meeting.

Our Board of Directors and management is sensitive to the evolving developments associated with coronavirus (COVID-19), including government health directives to use social distancing. The health and well-being of our employees, stockholders, directors, officers and other stakeholders are paramount. Your virtual attendance at the Meeting affords you the same rights and opportunities to participate as you would have at an in-person annual meeting. We intend to resume in-person meetings of our stockholders under normal circumstances.

Whether or not you plan to attend the Meeting, we urge you to vote now to make sure there will be a quorum for the Meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you request to receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or voting by telephone, you help us reduce postage and proxy tabulation costs. If you attend the meeting virtually over the Internet, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy or you may electronically revoke your proxy and vote your shares of common stock via the Internet at the Meeting.

If you have questions pertaining to the foregoing, please contact us at (410) 750-0020.

By Order of the Board of Directors

/s/ Charles E. Schwabe
Charles E. Schwabe, Corporate Secretary

This proxy statement is first being sent to our stockholders on or about April 14, 2020.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting: The Proxy Statement, proxy card and Annual Report on 10-K for the year ended December 31, 2019 are available at www.edocumentview/HBMD.com.

3301 BOSTON STREET BALTIMORE, MARYLAND 21224

ANNUAL MEETING OF STOCKHOLDERS PROXY STATEMENT

GENERAL INFORMATION

Introduction

Howard Bancorp, Inc. (“Howard,” “we,” “us,” “our” or the “Company”) is holding its 2020 Annual Meeting of Stockholders (the “Meeting”) on Wednesday, May 27, 2020. This proxy statement is being sent on or about April 14, 2020, in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the Meeting and at any adjournment or postponement thereof.

Notice of Internet Availability

Again this year, pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our stockholders over the Internet instead of mailing each of our stockholders paper copies of those materials. As a result, we will send our stockholders by mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of common stock. The Notice also tells you how to access your proxy card to vote on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed or email copy of the proxy materials, please follow the instructions included in the Notice. You will not receive paper copies of the proxy materials unless you have previously requested to receive these materials by mail or you request the materials by following the instructions on the Notice. This process allows us to expedite our stockholders’ receipt of proxy materials, lower our costs of distribution and reduces the environmental impact of the Meeting.

How to Attend the Meeting

The Meeting will be held on Wednesday, May 27, 2020, at 11:30 a.m. (local time).

Given the heightened concerns around COVID-19, this year, the Meeting will be in a virtual meeting format only. If you are a record stockholder, a proxy for a record stockholder or a beneficial owner of our common stock, you will be able to attend the Meeting and vote and submit questions during the Meeting via a live audiocast by visiting www.meetingcenter.io/273541418. The password to access the Meeting is HBMD2020. Your virtual attendance at the Meeting affords you the same rights and opportunities to participate as you would have at an in-person annual meeting. In order to vote or submit a question during the Meeting, you will need to follow the instructions posted at www.meetingcenter.io/273541418 and will need the control number included in your Notice, on your proxy card or in the instructions that accompanied your proxy materials. We believe that using this format will allow us to proceed with the Meeting, while mitigating the health and safety risks to participants. We intend to resume in-person meetings of our stockholders under normal circumstances.

Stockholders Entitled to Vote

Stockholders of record at the close of business on April 2, 2020 (the “record date”), are entitled to notice of and to vote via the Internet at the Meeting or by proxy. On the record date, we had 18,715,678 shares of common stock issued and outstanding.

Purpose of the Meeting

The Meeting is being held to consider and act upon the following proposals:

•

Proposal 1—To elect four Class III directors to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2023 and until his or her successor is duly elected and qualified;

•

Proposal 2—To approve, on a non-binding advisory basis, the compensation of our named executive officers (the “executive compensation proposal”); and

•

Proposal 3—To ratify the appointment of Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”) as our independent registered public accounting firm for 2020 (the “auditor ratification proposal”).

Board Recommendations

Our Board of Directors recommends that you vote:

•

“FOR” each Class III director nominee named in this proxy statement;

•

“FOR” the executive compensation proposal; and

•

“FOR” the auditor ratification proposal.

Broker Non-Votes

Generally, broker non-votes occur when shares held by a bank, broker or other nominee (which we collectively refer to as your “broker”) in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received timely voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

If you do not provide your broker with voting instructions, then your broker only has discretionary authority to vote your shares on certain "routine” matters. We expect that Proposal 3 will be considered a routine matter and your broker will have discretionary authority to vote your shares on such proposal. Proposals 1 and 2 are not considered routine matters and your broker will not have discretionary authority to vote your shares on these matters.

Quorum

To conduct business at the Meeting, a quorum of stockholders must be present. The presence at the Meeting virtually or by proxy of the holders of record of a majority of our shares of capital stock issued and outstanding and entitled to vote at the Meeting constitutes a quorum to transact business at the Meeting. Each share is entitled to one vote on each proposal. Abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum.

Required Vote

Assuming a quorum is present, the required vote for each proposal is as follows:

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Proposal 1: Class III directors will be elected by a plurality of the votes cast at the Meeting.

•

Proposal 2: The executive compensation proposal requires the affirmative vote of a majority of the votes cast, whether virtually present or represented by proxy at the Meeting.

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Proposal 3: The auditor ratification proposal requires the affirmative vote of a majority of the votes cast, whether virtually present or represented by proxy at the Meeting.

Assuming a quorum is present, if you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your broker how to vote with respect to any proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

All valid proxies that we receive will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares in street name through a broker and you do not give voting instructions, your broker is not permitted to vote your shares on any proposal other than the auditor ratification proposal, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted “FOR” each of the Class III director nominees named in this proxy statement, “FOR” the executive compensation proposal, and “FOR” the auditor ratification proposal. If any other matters are presented at the Meeting, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

How to Vote

Stockholders of record can vote via the Internet at the Meeting or by proxy without attending the Meeting, as follows:

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Vote by Internet: You may vote via the Internet 24 hours a day, seven days a week, by visiting www.investorvote.com/HBMD and following the instructions on the Notice or proxy card.

•

Vote by Telephone: You may vote via telephone 24 hours a day, seven days a week, by dialing the toll-free number on the instructions included on your Notice or proxy card and listening for further directions.

•

Vote By Mail: If you received a printed copy of this proxy statement, you may complete the enclosed proxy card and sign, date and return it in the enclosed postage-paid envelope.

•

Vote by Internet During the Annual Meeting. If you desire to vote via the Internet during the live audiocast of the Meeting, please follow the instructions for attending and voting at the Meeting posted at www.meetingcenter.io/273541418. The password to access the Meeting is HBMD2020. In order to vote, you will need the control number included in your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

If you hold your shares in street name through a broker, your broker will provide you with materials and instructions for voting your shares. If you hold any of your shares in street name, you must obtain a legal proxy executed in your favor from your broker to be able to vote those shares at the Meeting.

You will receive multiple Notices or printed copies of the proxy materials if you hold your shares in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each Notice or proxy card you receive to ensure that all of your shares are voted.

Revoking Your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before it is voted by:

•

written notice to our Corporate Secretary, Charles E. Schwabe, at Howard Bancorp, Inc., 3301 Boston Street, Baltimore, Maryland 21224;

•

by timely delivering a new valid proxy bearing a later date either by mail, electronic vote over the Internet or by telephone; or

•

attending the Meeting virtually and voting via the Internet at the Meeting.

If you hold your shares in street name through a broker, you must contact your broker to revoke your proxy or change your vote.

Voting on Other Matters

The Board of Directors is not aware of any additional matters to be brought before the Meeting. If other matters do come before the Meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with their judgment on such matters.

Cost of Proxy Solicitation

Directors, officers and employees of the Company and its affiliates will solicit proxies primarily by mail, telephone and electronic delivery. They also may solicit proxies in person or by other means, but they will not receive any additional compensation for these efforts. We will pay all costs of solicitation of proxies. We will also reimburse banks, brokers, trustees and nominees for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares.

SECURITIES OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 2, 2020 (except as otherwise noted), information with respect to the beneficial ownership of our common stock by each director, by each named executive officer, or NEO, and by all of our directors and executive officers as a group, as well as information regarding each other person that we believe owns in excess of 5% of our outstanding common stock.  Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to the securities reported as owned by such person.

Name	Position	Number of Shares Beneficially Owned(1)	Shares Underlying Stock Options Exercisable Within 60 Days	Total	Percent of Common Shares
Board of Directors:
Richard G. Arnold	Director	143,020	—	143,020	*
W. Gary Dorsch(2)	Director	263,229	—	263,229	1.41%
James T. Drescher, Jr.(3)	Director	376,289	—	376,289	2.01%
Howard Feinglass(4)	Director	1,915,638	—	1,915,638	10.24%
Michael B. High(5)	Director	41	—	41	*
Donna Hill Staton	Director	16,112	—	16,112	*
John J. Keenan	Director	11,586	—	11,586	*
Robert D. Kunisch, Jr.	Director and President	124,680		124,680	*
Paul I. Latta, Jr.	Director	102,827	—	102,827	*
Kenneth C. Lundeen(6)	Director	167,301	—	167,301	*
Thomas P. O’Neill	Director	27,402	—	27,402	*
Mary Ann Scully(7)	Director, Chairman of Board and Chief Executive Officer	143,644	—	143,644	*
Robert W. Smith, Jr.	Director	43,619	—	43,619	*
Jack E. Steil	Director and Senior Business Development Advisor of the Bank	47,220	—	47,220	*

NEOs (who are not Directors):
George C. Coffman(8)	Executive Vice President Chief Financial Officer and Treasurer	69,149	—	69,149	*
Charles E. Schwabe(9)	Executive Vice President and Secretary	50,670	—	50,670	*
Frank K. Turner, Jr.	Executive Vice President	6,224	—	6,224	*

All Directors and Executive Officers as a group (20 persons)		3,508,651	—	3,508,651	18.75%

Name and Address	Number of Shares Beneficially Owned(1)	Shares Underlying Stock Options Exercisable Within 60 Days	Total	Percent of Common Shares
5% Stockholders:
Entities Affiliated with Patriot Financial Partners II, L.P.(10) 2929 Arch Street Philadelphia, PA 19104	2,167,263	—	2,167,263	11.58%

Entities Affiliated with Priam Capital Fund I, LP(11) 745 Fifth Ave, Suite 1702 New York, NY 10151	1,885,017	—	1,885,017	10.07%

Entities Affiliated with T. Rowe Price Associates, Inc.(12) 100 E. Pratt Street Baltimore, MD 21202	1,685,491	—	1,685,491	9.01%

Entities Affiliated with RMB Capital Holdings, LLC(13) 115 S. LaSalle Street, 34th Floor Chicago, IL 60603	1,389,529	—	1,389,529	7.42%

Entities Affiliated with GCP Managing Partner III(14)
600 Lexington Ave., 31st Floor New York, NY 10022	1,277,505	—	1,277,505	6.83%

*	Less than 1%
(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days. We have based our calculation of the percentage of beneficial ownership on 18,715,678 shares of common stock outstanding as of April 2, 2020.

(2)

Includes 249,360 shares of common stock held by Keyser-First Mariner LLC, a wholly owned subsidiary of Keyser Capital, LLC, a private equity and real estate investment company where Mr. Dorsch serves as President and disclaims beneficial ownership of such shares of common stock, and 8,312 shares of common stock held by MidAtlantic IRA, LLC FBO William G, Dorsch Roth IRA of which he has beneficial ownership.

(3)

Includes 374,040 shares of common stock held by Skye Fund III, LLC a wholly owned subsidiary of Skye Asset Management, LLC where Mr. Dresher serves as Chief Executive Officer and may be deemed to have beneficial ownership of, and sole voting and dispositive power over, securities held directly by Skye Fund III, LLC.

(4)	Includes 1,885,017 shares of common stock beneficially owned by Priam Capital Fund I, LP (“Priam Capital I”). See footnote (11) below.
(5)

Mr. High is a partner of Patriot Financial Partners GP II, L.P. (“Patriot GP II”), which is the general partner of the Patriot Funds II (as defined in footnote (11) below), and by Patriot Financial Partners GP II, LLC (“Patriot II LLC”), which is the general partner of Patriot GP II. Mr. High has no voting or investment power over any shares held by the Patriot Funds II or their affiliates and disclaims any beneficial ownership of such shares. See footnote (11) below.

(6)

Includes 25,600 shares held in an Individual Retirement Account in the name of Mr. Lundeen. Also includes 6,668 shares held by Mr. Lundeen’s spouse and 14,674 shares held in trust by Mr. Lundeen’s spouse as trustee for the benefit of members of her family, of which Mr. Lundeen disclaims beneficial ownership.

(7)	Includes 25,547 shares held in an Individual Retirement Account in the name of Ms. Scully.
(8)	Includes 9,803 shares held in an Individual Retirement Account in the name of Mr. Coffman.
(9)	Includes 6,849 shares held in an Individual Retirement Account in the name of Mr. Schwabe.

(10)

Based solely on the Schedule 13D/A filed with the SEC on April 2, 2020 by Patriot Financial Partners II, L.P. and its affiliates reporting that Patriot Financial Partners II, L.P. (“Patriot Funds II”) has shared voting and dipositive power over 1,711,477 shares of our common stock and Patriot Financial Partners Parallel II, L.P. (together with Patriot Funds II, the “Funds”) has shared voting and dispositive power over 455,786 shares of our common stock. The Funds voting and dispositive power is shared with Patriot Financial Partners GP II (“Patriot GPP II”), which is the general partner of the Funds, and by Patriot Financial Partners GP II LLC (“Patriot LLC”), which is the general partner of Patriot GP II, and by W. Kirk Wycoff, Ira M. Lubert and James J. Lynch, who serve as the general partners of the Funds and Patriot GP II and as the members of Patriot LLC, and James F. Deutsch, who is a member of the Funds’ Investment Committee.

(11)

Based solely on the Form 4 filed with the SEC on January 24, 2020 by Priam Capital I reporting that Priam Capital Associates, LLC is the general partner of Priam Capital I and that Howard Feinglass is the managing member of Priam Capital Associates, LLC. By virtue of such relationships, Priam Capital Associates, LLC and Mr. Feinglass may be deemed to have voting and dispositive power over 1,885,017 shares of our common stock held by Priam Capital I and as a result may be deemed to have beneficial ownership of such securities. Mr. Feinglass is the founder of Priam Capital and serves on our Board of Directors.

(12)

Based solely on the Schedule 13G/A filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. reporting that T. Rowe Price Associates, Inc. has sole voting power of 480,607 shares of our common stock and sole dispositive power over 1,685,491 shares of our common stock and that T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power over 1,039,057 shares of our common stock.

(13)

Based solely on the Schedule 13G/A filed with the SEC on February 14, 2020 by RMB Capital Holdings, LLC, RMB Capital Management, LLC, Iron Road Capital Partners, LLC, RMB Mendon Managers, LLC and Mendon Capital Advisors Corp. reporting that RMB Capital Holdings, LLC and RMB Capital Management, LLC have shared voting and dispositive power over 1,389,529 shares of our common stock, Iron Road Capital Partners, LLC has shared voting and dispositive power over 25,267 shares of our common stock, RMB Mendon Managers, LLC has shared voting and dispositive power over 618,900 shares of our common stock and Mendon Capital Advisors Corp. has shared voting and dispositive power over 745,362 shares of our common stock.

(14)

Based solely on the Schedule 13G filed with the SEC on February 6, 2019 by GCP Managing Partner III, L.P, GCP Managing Partner III GP, LLC, GCP Capital Partners Holdings, LLC, GCP Capital Partners Holdings Inc. and Robert Niehaus reporting that each had shared voting and dispositive power over 1,227,505 shares of our common stock and that each may be deemed to be the beneficial owners of the 712,274 shares held directly by Greenhill Capital Partners III, L.P, the 128,644 shares held directly by Greenhill Capital Partners (GHL) III, L.P, the 297,071 shares held directly by Greenhill Capital Partners (Employees) III, L.P and the 139,516 shares held directly by Greenhill Capital Partners (Cayman Islands) III, L.P.

CORPORATE GOVERNANCE

General

Our Board of Directors met nine times during 2019. All members of the Board of Directors attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during 2019. There are currently six standing committees of our Board of Directors:

•

Asset-Liability Committee

•

Audit Committee

•

Compensation Committee

•

Executive Committee

•

Governance and Nominating Committee

•

Strategic Growth Initiatives Committee

Code of Conduct and Corporate Policies

The Board of Directors is committed to fulfilling its responsibilities to stockholders and other stakeholders consistent with sound corporate governance policies that incorporate the best contemporary standards and practices. Among other polices, we have adopted a code of conduct that applies to our employees, including our Chief Executive Officer, our President and our Chief Financial Officer, and a separate code of conduct that applies to our non-employee directors. These policies provide our directors, senior management and all our employees with a framework that defines responsibilities, sets high standards of professional and personal conduct, and promotes compliance with the various financial, ethical, legal and other obligations and responsibilities applicable to the Company.

Our codes of conduct and other corporate governance policies can be viewed at Howard Bank’s website, www.howardbank.com, under Investor Relations — Corporate Overview — Governance Documents.

Director Independence

Our Board of Directors, in coordination with our Governance and Nominating Committee, evaluated the relevant relationships between each director and director nominee (and his or her immediate family members and affiliates) and Howard and our subsidiaries and affirmatively determined that all of our directors and director nominees are “independent” under the rules and listing standards of the Nasdaq Stock Market, LLC (“Nasdaq”), except for Mr. Kunisch, Ms. Scully and Mr. Steil, due to their employment with Howard. In making this determination, the Board of Directors considered the transactions and relationships disclosed under “Certain Relationships and Related Transactions” below.

Board Leadership Structure; Lead Independent Director

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board because the Board believes it is in our best interests for the Board to make that determination based on the membership of the Board. Currently, our Chief Executive Officer also serves as the Chairman of our Board. We believe this leadership structure is most appropriate for us because we believe having our Chief Executive Officer serve as Chairman fosters an alignment of various leadership duties and allows the person most familiar with all aspects of our day to day operations to lead the Board, which we believe enhances accountability and effectiveness.

In accordance with our policy on Corporate Governance Principles, during such times when the Chairman of the Board is a member of our management, the Board must appoint a Lead Independent Director. Mr. Smith currently serves as our Lead Independent Director. The Lead Independent Director shall provide a source of Board leadership complementary to, collaborative with and independent of the leadership of the Chairman. In this role, he may call and preside over executive sessions of the independent directors, without management present, as he deems necessary, and has power to provide formal input on the agenda for meetings of the Board.

The Lead Independent Director also provides leadership to and reports to the Board and is focused on enhancing effective corporate governance, while promoting best practices and high standards of corporate governance.

Board’s Role in Risk Oversight

The Board has an active role in overseeing and monitoring our risk management processes. The Board has appointed a Chief Risk Officer responsible for the strategic management of all enterprise risk—credit, compliance, operational, cyber and physical security. The Board regularly reviews information regarding our asset quality, securities portfolio, capital, liquidity, compensation, financial reporting, strategic plan, products, security and operations. The Board also oversees the risk management process through correlated committee processes and through Board management of, and/or participation in, these committees. The Compensation Committee is responsible for overseeing the management of risks related to our executive and non-executive compensation plans. The Audit Committee has responsibility for oversight of financial reporting, information technology, security and regulatory risks. The Governance and Nominating Committee manages risk associated with the Board, including independence, nomination and competence of the directors. The Asset Liability Committee is responsible for oversight of the management of risks associated with our policies and procedures related to financial management, interest rate sensitivity, liquidity, investment and capital.

With respect to cybersecurity, the Board has established information security goals as defined in the overall strategic business plan. To increase the probability of achieving these goals, the board has addressed cybersecurity risk tolerances as part of the overall risk appetite statement. The Board periodically reviews the risk appetite and associated tolerances and may adjust them to adapt to changing economic conditions and/or strategic goals. While the Board of Directors to which it reports, oversees our cybersecurity risk management, management is responsible for the day-to-day cybersecurity risk management processes. Threat from cyber attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Our systems and those of our customers and third-party service providers are under constant threat, and it is possible that we could experience a significant event in the future. While we believe that our cybersecurity programs are appropriate and have been effective to prevent material incidents thus far, risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers.

We also have an outsourced internal audit provider that reports to the Audit Committee. On an annual basis, or more frequently if required, the Audit Committee approves a schedule of internal reviews and audits for this firm to complete. This firm reports the findings from these reviews and audits to the Audit Committee on at least a quarterly basis. The Chair of the Audit Committee makes a full report of each finding to the full Board of Directors.

Committees of the Board of Directors

Director	Audit	Compensation	Governance and Nominating	Asset- Liability	Executive	Strategic Growth Initiatives
Richard G. Arnold				·
W. Gary Dorsch	•			•
James T. Dresher, Jr.			•
Howard Feinglass						•
Michael B. High	•			•		•
Donna Hill Staton		•	• C
John J. Keenan	• C			•
Robert D. Kunisch, Jr.				•	•
Paul I. Latta, Jr.	•	• C	•			•
Kenneth C. Lundeen		•			•	• C
Thomas P. O’Neill	•		•	• C		•
Mary Ann Scully				•	• C	•
Robert W. Smith, Jr.		•	•		•	•
Jack E. Steil

• = Member

C = Chair

Audit Committee

We have an Audit Committee that monitors, among other things, the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, our internal audit function, our system of internal controls, our financial reporting and disclosure controls and our compliance with legal and regulatory requirements. The Audit Committee is responsible for the appointment, retention and oversight of our independent registered public accounting firm. The Audit Committee has the full power and authority to perform the responsibilities of a public company audit committee under applicable law, regulations, NASDAQ listing rules and public company custom and practice.

The Board has adopted a written charter for the Audit Committee, a copy of which can be viewed at Howard Bank’s website, www.howardbank.com, under Investor Relations – Corporate Overview – Governance Documents. The Audit Committee is currently comprised of the members noted in the chart above. Each member of the Audit Committee is independent, as determined under SEC Rule 10A-3 and Nasdaq listing standards. During 2019, the Audit Committee met six times. The Board has determined that Mr. Keenan is an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by our independent registered public accounting firm. Non-audit services are only provided by our auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the following requirements must be satisfied: (a) the aggregate amount of all such non-audit services provided to us must constitute not more than five percent of the total amount of revenues paid by us to our independent registered public accounting firm during the fiscal year in which the non-audit services are provided, (b) such services must not have been recognized by us at the time of the engagement to be non-audit services, and (c) the non-audit services must be promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approval has been delegated by the Audit Committee.

Compensation Committee

We have a Compensation Committee that, among other things, assists, advises and makes recommendations to the Board on executive and director compensation matters.

The Board has adopted a written charter for the Compensation Committee, a copy of which can be viewed at Howard Bank’s website, www.howardbank.com, under Investor Relations – Corporate Overview – Governance Documents. The Compensation Committee is currently comprised of the members noted in the chart above. Each member of the Compensation Committee is independent, as determined under Nasdaq listing standards. During 2019, the Compensation Committee met eight times.

Under its charter, the Compensation Committee has the authority to appoint, select, obtain advice from, retain, terminate and approve the fees and other retention terms of advisors (including compensation consultants). In 2019, the Compensation Committee continued its retention of Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer provided the Compensation Committee with information, analyses and advice to aid in the determination of competitive executive and director compensation consistent with our compensation philosophy. Pearl Meyer did not provide any consulting services to Howard other than to the Compensation Committee in connection with executive and director compensation matters and does not maintain any other financial or other relationship with Howard. The Compensation Committee assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and has concluded that the advice it has received from them is objective and not influenced by other relationships that could be viewed as a conflict of interest.

Governance and Nominating Committee

We have a Governance and Nominating Committee that is responsible for, among other things, identifying qualified individuals to become Board members, selecting and recommending the Board approve our director nominees for election at each annual meeting, developing and recommending to the Board our corporate governance guidelines, developing and recommending for the Board a committee structure and recommending membership on each committee, overseeing the evaluation of our Board and overseeing succession planning for our Chief Executive Officer.

The Board has adopted a written charter for the Governance and Nominating Committee, a copy of which can be viewed at Howard Bank’s website, www.howardbank.com, under Investor Relations – Corporate Overview

– Governance Documents. The Governance and Nominating Committee is currently comprised of the members noted in the chart above. Each member of the Governance and Nominating Committee is independent, as determined under Nasdaq listing standards. During 2019, the Governance and Nominating Committee met five times.

Nominations of Directors

The Governance and Nominating Committee identifies nominees for the Board by first evaluating the current Board members willing to continue serving as directors. Current Board members with skills and experience that are relevant to our business and who are willing to continue their service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new skills, backgrounds and perspective, in light of our developing needs. If a vacancy exists, the Governance and Nominating Committee solicits suggestions for director candidates from a number of sources, which can include other Board members, management, and individuals personally known to members of the Board.

Pursuant to our guidelines for selecting potential new board members, in selecting and evaluating persons to recommend to the Board as nominees for director, the Governance and Nominating Committee strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the Board. In this regard, the Governance and Nominating Committee gives consideration to matching the geographic base of candidates with our geographic markets, and to diversity on the Board that reflects the community that we serve. The Governance and Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under Nasdaq’s listing standards. These factors are subject to change from time to time.

The Governance and Nominating Committee also evaluates candidates for nomination to the Board who are recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board may do so by submitting a written recommendation to the Company’s Corporate Secretary at its executive offices. Submissions must include, among other things: (a) as to each person whom the stockholder proposes to nominate for election as a director and as to the stockholder giving the notice, (i) the name, age, business address and residence address of the person (and as the address appears on our books, if different), (ii) the principal occupation or employment of the person, (iii) the class and number of our shares of stock which are beneficially owned by the person on the date of such stockholder notice, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy rules under the Exchange Act, or any successor rule thereto; (b) as to any person known by the stockholder giving the notice to be supporting any such nominee, (i) the name and address, as they appear on our books, of such persons and (ii) the class and number of shares of our stock which are beneficially owned by such persons; (c) a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder giving the notice and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and (e) the consent of each nominee to serve as a director if so elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

The Governance and Nominating Committee will consider recommendations received by a date not later than 90 days nor earlier than 120 days prior to the anniversary date of the mailing of our proxy materials in connection with the prior year’s annual meeting of stockholders for nomination at the next annual meeting. For more information see the Section entitled “Stockholder Proposals and Nominations For The Howard 2021 Annual Meeting Of Stockholders.”

There is no difference in the manner in which the Governance and Nominating Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a stockholder, the Governance and Nominating Committee, a director or by any other source. No submission for Board nominees by a stockholder was received by us with respect to the Meeting.

Director Attendance at Annual Meetings

It is our policy that all members of the Board of Directors are expected to attend the annual meeting of stockholders in the absence of an unavoidable conflict. All of our directors attended our 2019 Annual Meeting of Stockholders.

Director Stock Ownership Policy

We have a policy that requires all newly elected directors to commit to a minimum investment of five times the annual cash retainer component of the director’s compensation, fixed at the time of the director’s initial election to the Board. The minimum investment may be acquired over up to a five-year period and includes stock awarded as a component of director compensation. Directors that are employees or representatives of investment firms or significant shareholders and are prohibited by internal employment policies from personal stock ownership are excluded from this policy. One of our directors, Mr. High, is an employee of a significant stockholder and is prohibited by such stockholder’s employment policies from personally owning more than a de minimis amount of our common stock. As of December 31, 2019, all of our directors met the minimum investment requirement of this policy.

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws provide that the number of directors may be increased or decreased by our Board of Directors. The number of directors is currently fixed at 14. Our directors are divided into three classes—Class I, Class II and Class III—with each class consisting of an equal number of directors, or as nearly equal as possible, serving three-year staggered terms. As a result, the terms of only approximately one third of our Board members expire at each annual meeting. The current terms of our Class III directors will expire at this year’s Meeting. The terms of our Class I directors will expire at the 2021 annual meeting and the terms of our Class II directors will expire at the 2022 annual meeting. The Board believes that the staggered terms of the Board help to assure the continuity and stability of our business strategies and policies. Each of our directors also serves as a director of our subsidiary bank, Howard Bank (the “Bank”).

Below is a chart of the Board of Directors, including the directors who have been nominated for election as a director at the Meeting, as indicated below (each a “Nominee”). All the persons listed below currently serve as directors:

Class	Name	Status	To Serve Until Annual Meeting in
III	Richard G. Arnold James T. Dresher, Jr. Mary Ann Scully Jack E. Steil	Nominee Nominee Nominee Nominee	2023

I	Howard Feinglass John J. Keenan Robert D. Kunisch, Jr. Kenneth C. Lundeen Thomas P. O’Neill	Continuing director Continuing director Continuing director Continuing director Continuing director	2021

II	W. Gary Dorsch Michael B. High Paul I. Latta, Jr. Robert W. Smith, Jr. Donna Hill Staton	Continuing director Continuing director Continuing director Continuing director Continuing director	2022

Each Nominee elected at the Meeting will be elected to serve for the period from his or her election until the annual meeting of stockholders to be held in 2023 and until his or her successor is duly elected and qualified.

Each Nominee has indicated a willingness to serve if elected. However, if any Nominee becomes unable to serve prior to the Meeting, a substitute or substitutes will be nominated by the Board of Directors, and those proxies voted for the original Nominee or Nominees will be voted for such substitute(s). Each Nominee elected at the meeting will be elected to serve for the period from his or her election until the annual meeting of stockholders to be held in 2023, except that by agreement with Mr. Steil his term of office will end at the annual meeting of stockholders in 2021. In the employment letter entered into with Mr. Steil at the time of the merger between the Company and First Mariner Bank, we indicated that we intended to nominate Mr. Steil as a Director until the end of his employment period with the Company in March 2021. Consistent with that intent we have agreed that Mr. Steil will continue to serve as a Director for at least one additional year, and we will revisit his continued participation as a Board member and employee next year in connection with the end of his employment letter. In order to effectively implement a one-year term of office for him (as opposed to the three-year term contemplated by our Bylaws), on April 9, 2020, Mr. Steil agreed in writing to resign as of the annual meeting in 2021.

Nominees receiving a plurality of the votes cast at the Meeting in the election of directors will be elected as director, in the order of the number of votes received. Executed proxies received from holders of our common stock will be voted “FOR” the election of such nominees unless marked to the contrary. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no effect on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE CLASS III DIRECTOR NOMINEES.

Director Qualifications and Experience

Set forth below is certain information as of April 2, 2020 concerning the directors of the Company, including the Nominees and each current director whose term will continue after the Meeting. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Class III Director Nominees to serve until the 2023 Annual Meeting of Stockholders

Richard G. Arnold

Mr. Arnold, age 58, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since its formation in 2004. Mr. Arnold is the Vice President and co-owner of The John E. Ruth Company, Inc., a plumbing and heating firm, having served in that capacity since 1983, and is the Managing Member, Vice President, and co-owner of Madison Mechanical Contracting LLC. He is also the Managing Member, maintains ownership in, and is active in the management of various real estate holdings. Mr. Arnold is currently a member of the Asset Liability Committee of Howard and Chair of the Asset Quality Committee of the Bank.

The Boards of Directors believes that Mr. Arnold’s qualifications for serving on our Board include his many years of active involvement with our boards of directors, his experience owning and operating small businesses in our market area, his experience in real estate and real estate development, and being a life-long member of our community, which provides long standing affiliations with local businesses.

James T. Dresher, Jr.

Mr. Dresher, age 71, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner Bank (“First Mariner”) on March 1, 2018. Mr. Dresher previously served as a director of First Mariner beginning in June 2014. He is currently the Founder/Chief Executive Officer of Skye Asset Management, LLC, headquartered in Baltimore. Beginning in 1972, Mr. Dresher developed and co-owned twelve McDonald’s restaurants. During his 18-year career with McDonald’s, he served in many regional and national leadership positions and won numerous awards for operational excellence. In 1995, Mr. Dresher founded Skye Hospitality, an entity that developed, owned, and managed ten hotels in the Baltimore region, including six Marriott and Hilton hotels which were sold in 2012.

Mr. Dresher currently serves on the boards of Johns Hopkins Hospital, Johns Hopkins Health System, and Johns Hopkins Bayview Medical Center, where he just concluded seven years as Chairman. Mr. Dresher formerly served on the board of the Greater Baltimore Committee and was a founding member of Baltimore’s Ronald McDonald House. He currently serves as a member of our Governance and Nominating Committee.

The Board of Directors believes that Mr. Dresher’s qualifications for serving on our Board include his experience in operating businesses throughout Maryland, his knowledge of the role a bank plays in serving small to middle-market companies in the region and his understanding of First Mariner as a result of being a member of its board of directors since 2014.

Mary Ann Scully

Ms. Scully, age 68, has served as a director, Chairman of the Board, and as Chief Executive Officer of Howard Bancorp since December 2005. She was an organizing director of and has served as a director and as the Board Chairman, and Chief Executive Officer of Howard Bank since its founding in 2004. Ms. Scully was employed by Allfirst Bank (formerly known as The First National Bank of Maryland and now known as M&T Bank) from 1973 through April 2003. She served as Executive Vice President for Regional Banking from June 2001 through April 2003, Executive Vice President for Community Banking from January 2000 through June 2001, Senior Vice President for Strategic Planning from 1998 to 2000, Senior Vice President for Mergers and Acquisitions from 1996 to 1998, and Senior Vice President of International Banking from 1984 to 1996.

Ms. Scully is a trustee of the Enoch Pratt Library, Loyola University of Maryland, Mount St Joseph College high school and serves as Vice Chair of the Greater Baltimore Committee. She is also a trustee for the Community Foundation of Howard County Real Estate board, the Inner Arbor Trust. She is a past president of the board of Catholic Charities, past chair of The Community Foundation of Howard County and past chair of the Maryland Bankers Association, as well as a past board member of the Baltimore Federal Reserve and served as a Community

Advisory board member for the FDIC. She also was a member of the Maryland Economic Development and Business Climate Commission. She is a 2007 graduate of Leadership Maryland.

Ms. Scully has been recognized publicly for her achievements in business and for her works in the community. In 2018, she received the Industrialist of the Year award from the Baltimore Museum of Industry. She was an EY regional entrepreneur winner in 2017 and was recognized as one of the Power 10 in greater Baltimore by the Baltimore Business Journal. She was named one of the Top 25 Women to Watch in Banking by American Banker newspaper in 2016 and 2017. In 2012, 2015 and 2016, she was named a Most Admired CEO and was a winner of a 2012 Trailblazer Award presented by the Baltimore Center Club. In 2008, 2012 and 2016, she was named an Influential Marylander by The Daily Record, and in 2002, 2005 and 2007, she was recognized as one of Maryland’s Top 100 Women by the newspaper. She is a Loyola University Alumni laureate and a Seton Hill University Distinguished Alumna.

Ms. Scully currently serves as Chair of the Executive Committee of the boards of directors of both Howard and Howard Bank, as a member of both our Strategic Growth Initiatives Committee and Asset Liability Committee and Chair of the Executive Committee. She has led us through seven equity and three debt raises and five business combinations since 2005.

The Board of Directors believes that Ms. Scully’s qualifications for serving on our Board include her extensive knowledge of our history, business and operations, as well as of the banking industry in general and the risks facing the industry. Ms. Scully has gained valuable insight into the Bank and the industry as a result of her long tenure with the Bank both as a director and in her executive officer positions as well as her previous extensive experience at other banks and her being active in several banking associations, including as a past Chair of the Maryland Bankers Association. The Board of Directors also believes that her personal and business affiliations in our market areas also qualify her to sit on the Board of Directors, and that it is beneficial to have an executive officer, who is familiar with the day-to-day operations of Howard and Howard Bank, serving on the Board of Directors, which provides the Board of Directors with a management perspective that helps them successfully oversee Howard and Howard Bank.

Jack E. Steil

Mr. Steil, age 73, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner on March 1, 2018. Mr. Steil currently serves as Senior Business Advisor of Howard Bank, a position he has held since March 1, 2018. Mr. Steil previously served as Chairman of the Board of First Mariner since June 17, 2014. He also served as Chief Executive Officer of First Mariner from June 17, 2014 until July 2017. Mr. Steil is an experienced community bank executive who has spent his career in First Mariner’s local markets. Mr. Steil started his career in Mercantile-Safe Deposit and Trust Company’s auditing department in 1970 and held a number of senior management positions at this Baltimore-based bank until his retirement in 2002, including serving on its board of directors and as Chairman of Credit Policy. Mr. Steil returned to banking in 2005 at Susquehanna Bank, then moved to Wilmington Trust FSB in 2007. Wilmington Trust appointed Mr. Steil as President of the Mid-Atlantic Market in 2010 before its sale to M&T Bank in 2011. He began serving as a consultant to the First Mariner board of directors in 2011, and he and Mr. Kunisch led the group of investors who acquired First Mariner in 2014. Mr. Steil currently serves as a member of the Asset Quality Committee of Howard Bank.

The Board of Directors believes that Mr. Steil’s qualifications for serving our Board include his over 40 years of financial and banking experience as well as his understanding of First Mariner as a result of being a member of its board of directors since 2014.

Class II Director Nominees to serve until the 2022 Annual Meeting of Stockholders

W. Gary Dorsch

Mr. Dorsch, age 68, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner on March 1, 2018. Mr. Dorsch previously served as a director of First Mariner since June 17, 2014. He has served as President of Keyser Capital, LLC, a private equity and real estate investment company and wholly owned subsidiary of Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), since January 2007. In 1999, Mr. Dorsch founded and currently co-manages Allegiance Capital LP, a licensed small business investment company. Before Allegiance, he spent 24 years with Bank of America and its predecessor banks in Maryland. Mr. Dorsch is Chairman of the Board of Managers of Triangle Sign and Service, LLC, a commercial sign company. Mr. Dorsch spent more than a decade on the board of Maryland 529 (formerly College Savings Plans of Maryland)

where he was chairman of the audit and finance committee. Mr. Dorsch received his Bachelor of Science degree from Towson University and received his MBA from Loyola University Maryland. He currently serves as a member of our Audit Committee and a member of our Asset Liability Committee and as a member of the Asset Quality Committee of Howard Bank.

The Board of Directors believes that Mr. Dorsch’s qualifications for serving on our Board include his deep understanding of the private equity and real estate investments markets, his almost quarter-century of executive, service and board leadership experience and his understanding of First Mariner as a result of being a member of its board of directors since 2014.

Michael B. High

Mr. High, age 71, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner on March 1, 2018. Mr. High previously served as a director of First Mariner since June 17, 2014. With more than 40 years of banking experience, since February 2009, he has been a partner at Patriot Financial Partners LP, a private equity firm that primarily invests in banks and bank holding companies. His career experience includes senior management positions at Harleysville National Corporation, Progress Financial Corporation, CoreStates Financial Corporation and Meritor Savings Bank. Mr. High is a Certified Public Accountant in the Commonwealth of Pennsylvania (currently inactive) and holds a Bachelor of Science degree in Accounting from the Smeal College of Business Administration at The Pennsylvania State University. Mr. High currently serves as a member of our Audit Committee, the Asset Liability Committee and the Strategic Growth Initiatives Committee.

The Board of Directors believes that Mr. High’s qualifications for serving on our Board include his over 40 years of financial, banking and private equity experience as well as his board membership at three other financial institutions.

Paul I. Latta, Jr.

Mr. Latta, age 76, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since its formation in 2004. Mr. Latta serves as Managing Member of ERIS Technologies LLC, a company developing 3-D software solutions for managing emergency situations. Before that Mr. Latta served as a Senior Vice President of The Rouse Company, a real estate development firm from 1968 to 1999. He currently serves as Chair of our Compensation Committee and as a member of our Audit Committee, Governance and Nominating Committee and Strategic Growth Initiatives Committee.

The Board of Directors believes that Mr. Latta’s qualifications for serving on our Board include his extensive knowledge of the real estate industry and his understanding of Howard and Howard Bank as a result of being a member of the boards of directors since their inception.

Robert W. Smith, Jr.

Mr. Smith, age 68, has served as a director of Howard Bancorp and Howard Bank since 2012. Mr. Smith is a practicing attorney and has been a partner at the law firm of DLA Piper LLP (US) since 1983. He has served in many leadership roles at DLA Piper, including being a member of the firm’s executive committee and acting as a national and global practice group leader. Mr. Smith also has served on the boards of several not-for-profit entities and is presently a member of the board of Baltimore Center Stage. Mr. Smith serves as our Lead Independent Director and currently serves as a member of our Compensation Committee, Governance and Nominating Committee, Executive Committee and Strategic Growth Initiatives Committee.

The Board of Directors believes that Mr. Smith’s qualifications for serving on our Board include his legal background and significant experience in working with public companies and advising boards of directors on legal, governance and transactional matters, his management experience based on his responsibilities as global practice chair at DLA Piper, his significant experience with strategic transactions and his knowledge of governance principles and board matters based on his service and leadership positions with not-for-profit boards.

Donna Hill Staton

Ms. Hill Staton, age 62, has served as a director of Howard Bancorp and Howard Bank since 2009. Ms. Hill Staton is an attorney and member of the Maryland Bar since 1982. She is a co-founder and principal of the strategic advice and crisis mediation consulting firm, Decision Point Strategy Group, LLC, and a founding partner of the law firm, Staton & Nolan, LLC, d/b/a Decision Point Law.

Following the completion of a federal judicial clerkship with the Hon. J. Joseph Howard, Ms. Hill Staton joined the law firm of Piper & Marbury, LLC (now DLA Piper) where she was elected partner in 1993. Her commercial litigation practice included the representation of financial institutions and other businesses in state and federal courts and commercial arbitrations. After a period of service as a Maryland circuit court judge, Ms. Hill Staton was appointed Deputy Attorney General of the State of Maryland, a position she held from 1997-2006. As chief deputy, she assisted the Attorney General with supervision of an office of nearly 600 employees, a multi-million-dollar budget and responsibility for the delivery of legal advice, counsel and representation of all branches of Maryland government; enforcement of the state’s antitrust, consumer protection and securities laws; criminal investigations; and representation of the State in all criminal appellate appeals. For 14 months, beginning in December 2015, Ms. Hill Staton returned to the office as deputy attorney general in a different administration.

Ms. Hill Staton is member of the George Washington University Board of Trustees. She is also a former trustee of the Client Protection Fund and has served on the Maryland State Board of Education and on the boards of the Howard County Bar Foundation, the Baltimore Education Scholarship Trust and Leadership Howard County, among others. She is a graduate and former director of Leadership Howard County, and the recipient of numerous professional and civic honors and awards, including recognition as one of Maryland’s Top 100 Women by the Daily Record, Women of Achievement in Maryland History, the Daily Record Leadership in Law Award, Towson University’s Distinguished Black Marylanders Award and the Alliance of Black Women Attorneys Legacy and Trailblazer awards. Ms. Hill Staton is a graduate of Princeton University and the George Washington University School of Law. Ms. Hill Staton chairs our Governance and Nominating Committee and is a member of our Compensation Committee.

The Board of Directors believe that Ms. Hill Staton’s qualifications for serving on our Board include her legal background working with and representing businesses, regulators and legislative bodies, her management experience, civic leadership and her knowledge of governance principles gained from service on government and not-for-profit boards and commissions.

Class I Directors to serve until the 2021 Annual Meeting of Stockholders

Howard Feinglass

Mr. Feinglass, age 59, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner on March 1, 2018. Mr. Feinglass previously served as a director of First Mariner since June 17, 2014. Mr. Feinglass is an investment professional and the founder of Priam Capital. Before founding Priam Capital in 2003, Mr. Feinglass managed the investments of a family office with more than $1 billion of assets under management and was also a principal in the private equity group of Odyssey Partners. Mr. Feinglass received an MBA from the University of California, Los Angeles and an A.B. from Brown University. Mr. Feinglass currently serves as a member of Howard Bank’s Asset Quality Committee and as a member of our Strategic Growth Initiatives Committee.

The Board of Directors believes that Mr. Feinglass’ qualifications for serving on our Board include his strong background in finance and his understanding of First Mariner as a result of being a member of its board of directors since 2014.

John J. Keenan

Mr. Keenan, age 66, has served as a director of Howard Bancorp and Howard Bank since 2014. Mr. Keenan is a retired KPMG LLP partner. Mr. Keenan joined KPMG in 1975 and worked there until his retirement in 2011, including serving as Managing Partner of KPMG’s Baltimore office from 1994 to 2005 and the Washington, DC office from 2005 to 2009 and as Partner-in-Charge of the audit practice for the Washington/Baltimore Business Unit from 2005 to 2011. Mr. Keenan is a certified public accountant and has extensive experience serving community banks, as well as companies in other industries. Given his experience as a partner at KPMG, Mr. Keenan also has knowledge in mergers and acquisitions, SEC rules and regulations, public offerings and internal control over financial reporting matters. He also serves on the boards of several not-for-profit entities, including Baltimore Center Stage, Episcopal Housing Corporation and Notre Dame of Maryland University. Mr. Keenan is currently Chair of our Audit Committee and a member of our Asset Liability Committee and a member of the Asset Quality Committee of Howard Bank.

The Board of Directors believes that Mr. Keenan’s qualifications for serving on our Board include his extensive experience with financial accounting matters as well as his knowledge of the banking industry and securities regulation.

Robert D. Kunisch, Jr.

Mr. Kunisch, age 52, was appointed as President of Howard Bank and as a director of Howard Bancorp and Howard Bank upon completion of our merger with First Mariner on March 1, 2018. Mr. Kunisch previously served as President and Chief Operating Officer of First Mariner since June 17, 2014 and served as Chief Executive Officer of First Mariner since June 2017. Mr. Kunisch has spent his entire banking career in Maryland, beginning in 1990 at Mercantile-Safe Deposit and Trust Company and, later, its acquirer, PNC Bank. Mr. Kunisch held various management positions throughout his tenure with Mercantile and PNC. In 2008, Mr. Kunisch joined Wilmington Trust FSB as the Director of Commercial Banking. He later was promoted to President of Wilmington Trust, FSB — Maryland and assumed the additional responsibilities of running wealth management in Maryland, until it was acquired by M&T Bancorp in 2011. He began serving as a consultant to the First Mariner Bancorp board in 2012. He and Mr. Steil led the group of local Baltimore investors who acquired First Mariner in 2014.

Mr. Kunisch has served in the past as Chairman of Saint Ignatius Loyola Academy and a board member of various entities related to Catholic Charities. His past community involvement includes the United Way and the Independent College Fund. He is currently a trustee at Stevenson University and Director of the Maryland Bankers Association. Mr. Kunisch currently serves as a member of our Asset Liability Committee, our Executive Committee and as a member of the Asset Quality Committee of Howard Bank.

The Board of Directors believes that Mr. Kunisch’s qualifications for serving on our Board include his over 25 years of financial and banking experience as well as his understanding of First Mariner as a result of being a member of its board of directors since 2014.

Kenneth C. Lundeen

Mr. Lundeen, age 75, has served as a director of Howard Bancorp since its formation in 2005 and as a director of Howard Bank since its formation in 2004. At the end of 2019, Mr. Lundeen retired as President, Chief Executive Officer, and a co-owner of Environmental Reclamation Company, a diversified environmental services company, a position he held for more than five years. Mr. Lundeen previously served as the President and Chief Executive Officer of C.J. Langenfelder & Son, Inc., a diversified construction contracting firm from 1995 to 2004, and as Chairman of its successor Conrad Capital Corporation, an asset holding company, from 2004 to 2012. Mr. Lundeen served on the board of directors of the Baltimore Branch of the Federal Reserve Bank of Richmond from 2001 to 2006. He is an attorney and actively practiced in Maryland, specializing in corporate and business law and representing small to medium-sized private and publicly held companies, from 1972 until 1988. Mr. Lundeen is currently a member of our Compensation Committee and our Executive Committee and is Chair of our Strategic Growth Initiatives Committee.

The Board of Directors believes that Mr. Lundeen’s qualifications for serving on our Board include his legal and management experience and his knowledge of the banking industry gained though his service at the Federal Reserve Bank and as a director of Howard Bank and Howard since their formation.

Thomas P. O’Neill

Mr. O’Neill, age 67, was appointed as a director of Howard Bancorp and Howard Bank upon completion of our merger with Patapsco Bancorp, Inc. and Patapsco Bank on August 28, 2015. Mr. O’Neill previously served as a director of Patapsco Bancorp, Inc. and Patapsco Bank since 1995 (and served as its Chairman of the Board of Directors since August 1999). Between 2011 and 2017, he was a partner in the accounting firm of Hertzbach and Company. Before that, he was a managing director of RSM McGladrey, Inc. and the managing partner of the regional accounting firm of Wolpoff  & Company LLP, which merged with American Express Tax and Business Services in 1998. He joined Wolpoff as a staff accountant in 1974 and became a partner in 1983. Mr. O’Neill is a member of the American Institute of Public Accountants and the Maryland Association of Certified Public Accountants. He has served on the boards of many charitable and civic groups. He currently Chairs our Asset Liability Committee and serves as a member of our Audit Committee, Governance and Nominating Committee and Strategic Growth Initiatives Committee.

The Board of Directors believes Mr. O’Neill’s qualifications for serving on our Board include his experience in accounting, tax and real estate matters and his knowledge of Patapsco Bank’s business and operations as a result of his long tenure as a Director of Patapsco Bank. In addition, Mr. O’Neill’s involvement in local charitable and civic groups has allowed him to develop strong ties to the community, which provide the Board with valuable insight regarding the business and consumer environment in the former Patapsco Bank’s local markets.

DIRECTOR COMPENSATION

We do not pay our “inside” employee-directors any additional compensation for their service as directors. For 2019, we provided the following annual compensation to our non-employee directors for their service as directors:

•

an annual cash retainer of $15,000;

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an annual cash retainer of $1,500 for service on each committee that the director is a member (excluding the committee chair); and

•

800 shares of our common stock per year.

We pay one-half of the cash retainer and one-half of the stock award in January, and we pay the second half in July of each year. No separate fees are paid for attendance at Board or committee meetings. In addition, each non-employee director who holds any of the following Board leadership positions receives an additional cash retainer in the amount per annum indicated:

•

Lead Independent Director — $12,500;

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Audit Committee Chair — $6,000; and

•

All Other Committee Chairs — $5,000.

These directors received no other compensation for their services in 2019.

Our director, Jack E. Steil, also serves as an employee of Howard Bank in the role of Senior Business Development Advisor. In that capacity, he receives $275,000 in annual base salary, a monthly car allowance and country club dues. He is also entitled to participate in our benefit programs.

The following table discloses all fees earned and all other forms of compensation paid to Mr. Steil and each of our non-employee directors in 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Richard G. Arnold	$21,500	$11,088	$—		$32,588
W. Gary Dorsch	21,250	11,088	—		32,338
James T. Dresher, Jr	17,250	11,088	—		28,338
Howard Feinglass	17,250	11,088	—		28,338
Michael B. High(2)	19,500	11,088	—		30,588
John J. Keenan	24,000	11,088	—		35,088
Paul I. Latta, Jr.	24,500	11,088	—		35,588
Kenneth C. Lundeen	23,000	11,088	—		34,088
Thomas P. O’Neill	22,750	11,088	—		33,838
Robert W. Smith, Jr.	33,500	11,088	—		44,588
Donna Hill Staton	21,500	11,088	—		32,588
Jack E. Steil	—	—	299,029	(3)	299,029

(1)

The amount shown represents the aggregate grant date fair value, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of the stock awards granted to each of our outside directors in 2018. The grant date fair value was determined by multiplying the total number of shares of common stock awarded by the closing price of our common stock on Nasdaq on the respective grant date.

(2)	The director compensation for Mr. High is not paid to him directly, but is paid to Patriot Financial Partners.
(3)

Represents the following payments to Mr. Steil in his capacity Senior Business Development Advisor of the Bank —$275,000 in base salary; $9,000 in car allowance; $6,388 in country club dues; and $8,641 401(k) matching contributions. Mr. Steil did not receive any compensation for his service as a director.

EXECUTIVE OFFICERS

The following described the business experience of executive officers of Howard Bancorp or Howard Bank, who are not directors of Howard Bancorp. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Robert L. Carpenter, Jr.

Mr. Carpenter, age 66, is our Interim Chief Financial Officer and Principal Accounting Officer, a position he has held since February 2020.

He spent ten years, from 1993 until 2003, with Allfirst Financial, Inc., a public bank holding company, and Allfirst Bank, a $17 billion asset bank, before it was acquired by M&T Bank in 2003. He served in various officer roles while at Allfirst, including as Executive Vice President and Controller. After Allfirst, he went on to serve as Controller at the Wall Street Institute International, a private equity-owned company headquartered in Baltimore from 2006 until 2010, and served as Interim Controller at Bay Bancorp, Inc., a public bank holding company, and Bay Bank from 2013 until 2014. He then served as Chief Financial Officer, from November 2014 until July 2017, and as acting Co-Chief Executive Officer, from October 2016 until July 2017, at DCB Bancshares, Inc. and Damascus Community Bank. From February 2018 to July 2019, he served as Chief Financial Officer for Maryland Financial Bank and, most recently, served as co-trustee of MFB Dissolution Trust, the liquidating trust for Maryland Financial Bank.

Mr. Carpenter has more than 30 years of financial services experience and is a Certified Public Accountant.

Thomas (Randy) Jones

Mr. Jones, age 54, serves as Executive Vice President and Chief Credit Officer of Howard Bank, as position he has held since March 1, 2018. Before that, he served as Chief Credit Officer for First Mariner from 2014 until our acquisition of First Mariner in March 2018.

Before joining First Mariner, Mr. Jones was a Credit Analyst for Mercantile-Safe Deposit and Trust Company. During the course of his career he has held positions in Credit, Commercial Lending and Loan Review. After the acquisition of Mercantile Bankshares by PNC in 2006, he served as the Maryland Market Credit Executive of PNC for seven years before joining First Mariner Bank in 2014 as Chief Credit Officer.

Mr. Jones has over 26 years of commercial banking experience in Maryland.

Steven D. McKone

Mr. McKone, age 53, serves as Chief Deposit Officer and Executive Vice President, a position he has held since May 22, 2019. Mr. McKone oversees all aspects of our branch network and our consumer lending department. Prior joining Howard Bank, Mr. McKone was Director of Retail Banking for First Mariner Bank from February 29, 2016 until March 1, 2018. Before that he was Chief of Staff for the Maryland Department of Human Resources from February 1, 2015 until February 28, 2016.

He is a former Lieutenant Colonel in the United States Marine Corps. He came to Howard with more than 20 years of banking experience. He has also held various management positions at both Capital One Bank and M&T Bank in the Baltimore/DC metropolitan area. He holds an Executive Master’s Degree in Leadership from Georgetown University, and has a Bachelor of Arts, History and Psychology from Virginia Military Institute, Lexington.

Steven M. Poynot

Mr. Poynot, age 41, serves as Executive Vice President and Chief Information Officer of Howard Bank, positions he has held since November 2018. Before that, Mr. Poynot served as our Chief Administrative Officer from March 1, 2018 until November 1, 2018. Before our merger with First Mariner, Mr. Poynot served as the Chief Credit Officer for Howard Bank from December of 2014 until March 1, 2018. Before moving into a Senior Management role at Howard Bank, Mr. Poynot was a Relationship Manager focused on growing the commercial customer portfolio with a mix of commercial businesses as well as commercial real estate clients. Before joining Howard Bank, Mr. Poynot was a member of the Commercial Real Estate Lending group for Mercantile-Safe Deposit & Trust Company (Now PNC Bank), located in Baltimore, MD.

Mr. Poynot has been involved in a number of community organizations. He currently serves on the Board of the House of Ruth. He served for ten years on the Board of The Howard County Arts Council (President &

Treasurer), a Board member of The Bright Minds Foundation (the educational foundation for the Howard County Public Schools), as a past member of various committees for Leadership Howard County, and as a member of the Howard County Spending Affordability Committee from 2012 to 2018. He is a 2011 graduate of Leadership Howard County, he has been recognized as a Next Leader in Banking from the MBA, Howard County’s Finest 39 under 39 from the Cystic Fibrosis Foundation, and the Baltimore Business Journals 40 under 40.

Mr. Poynot has over 20 years of banking experience in Maryland.

Charles E. Schwabe

Mr. Schwabe, age 64, serves as Executive Vice President and Secretary of Howard Bancorp and as Executive Vice President, Chief Strategic Risk Officer and Secretary of Howard Bank. Mr. Schwabe has served as Executive Vice President and Secretary of Howard Bancorp since December 2005 and as Executive Vice President and Secretary of Howard Bank since the founding of Howard Bank in 2004 and was appointed Chief Strategic Risk Officer in December 2014. He previously served as Chief Administrative Officer, Chief Information Officer, Information Security Officer, Compliance Officer and Chief Operational Risk Officer of Howard Bank from the founding of the Bank in 2004 until December 2014. Mr. Schwabe provides leadership for the assessment and management of enterprise risk which encompasses asset quality, compliance and operational risk, cyber and physical security risk.

Before joining the organizing group for Howard Bank, he was employed by Allfirst Bank (now M&T Bank) from 1988 through April 2003. He served as Senior Vice President and Manager for the Customer Relationship Management Program as well as the Strategy and Planning Director for the Technology, eCommerce and Operations Division. At Allfirst Bank, he was also Vice President of Strategic Planning for the Mergers and Acquisitions Division and Vice President and Group Marketing Head for small business and retail product development and management. Before joining Allfirst Bank, he was a consultant and senior manager for a marketing firm that specialized in the health care and financial services industries.

Mr. Schwabe is a Trustee of Baltimore Center Stage, the nationally recognized State Theater of Maryland located in Baltimore, serving on the executive committee, and he is currently the Chair of Center Stage’s Corporate Partnerships Committee. He serves on the Board of Directors of MBA Solutions, a subsidiary of the Maryland Bankers Association, and was Chairman of the Board from 2013 to 2015. Mr. Schwabe also serves on the Community Reinvestment Act (CRA) Advisory Board for CRA Partners (a division of Senior Housing Crime Prevention Foundation) based in Memphis, Tennessee. He has served as President and Chairman of the Columbia Festival of the Arts Board of Trustees, President of the Baltimore Chapter of the American Marketing Association, and Chair of Catholic Charities of Baltimore’s Our Daily Bread Employment Center Gala Committee.

Mr. Schwabe has over 30 years of banking management experience and another seven years as a marketing strategy consultant to the banking, retail and business services industries.

Frank K. Turner, Jr.

Mr. Turner, age 64, serves as Executive Vice President and Chief Commercial Banking Officer of Howard Bank. He joined the Bank in 2013, and served as Executive Vice President, head of Commercial Banking for Baltimore, until he assumed his current role in November 2018. He is responsible for all commercial business development and relationship management in the Howard Bank footprint. Mr. Turner began his career in banking with the Mercantile Bank. During his career, he has many years of broad banking experience including in corporate, small business and credit. He joined PNC in 2007 as a result of the merger between PNC and Mercantile Bankshares Corporation and served as an Executive Vice President for Corporate Banking in the Greater Maryland region.

Mr. Turner serves in various capacities with a number of non-profit organizations including as a board member of Baltimore Volunteers Unlimited, the Cristo Rey Jesuit High School and Living Classroom Foundation

A seasoned executive, Mr. Turner has over 40 years of banking experience.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation programs, our guiding philosophy and the fundamental elements of the compensation paid to our named executive officers, or NEOs, whose 2019 compensation information is provided in the tables following this discussion. In this proxy statement, our named executive officers are the individuals who served at any point during the fiscal year as our principal executive officer or our principal financial officer, as well as our three other most highly compensated executive officers in 2019, as set forth in the following table:

Named Executive Officers
Mary Ann Scully	Chief Executive Officer and Chairman of the Board
Robert D. Kunisch, Jr.	President
George C. Coffman	Former Executive Vice President, Chief Financial Officer and Treasurer
Charles E. Schwabe	Executive Vice President and Secretary
Frank K. Turner, Jr.	Executive Vice President

Although Mr. Coffman no longer serves as our Executive Vice President, Chief Financial Officer and Treasurer, he is included in this proxy statement because he served as our Chief Financial Officer for the year-ended 2019.

Overview of our Executive Compensation Program

Guiding Philosophy. Our executive compensation philosophy embraces the following core principles and objectives:

•

Attract and retain top talent who demonstrate success and professional growth and who model our values of excellence, leadership, discipline, teamwork and community spirit.

•

Reward desired performance and behavior to drive and enhance our performance and related achievement of our short-term and long-term goals consistent with the strategic plan approved by the Board of Directors.

•

Maintain compensation that is competitive within our market for similar positions, so we can access, attract and retain highly qualified executives.

•

Emphasize performance-based compensation using a mix of both short-term and long-term incentive compensation that rewards the achievement of specified corporate performance metrics, aligning individual rewards with our performance and enhancing stockholder value.

•

Use equity-based compensation to align the financial interests and objectives of our executives with those of our stockholders.

•

Employ features in our compensation plans to mitigate against excessive risk taking and to mitigate against the manipulation of earnings to enhance the compensation of any employee.

Alignment Between Pay and Performance. We are committed to aligning the compensation of our executive officers with our financial and operational performance.

The Compensation Committee uses both annual cash incentive payments and equity awards to link executive pay with our performance. Payments under the annual cash incentive plan are based on a combination of our achievement of key corporate financial performance goals and each NEO’s achievement of individual performance goals. In 2019, our performance resulted in average payouts under the annual cash incentive plan of 53% of target, out of a maximum potential payout of 150% of target.

The Compensation Committee may also use equity awards to help align the interests of management with our stockholders. However, in 2019, the Compensation Committee did not grant any equity awards to NEOs because it did not believe additional equity awards were warranted following the equity-based awards and the merger-related bonuses each NEO received in 2018. The Compensation Committee continues to believe that long-term incentive awards are a key factor in aligning executive and stockholders’ interests and will continue to evaluate the use of long-term equity awards in the future.

Compensation Design and Governance Practices. The Compensation Committee has formulated our executive compensation program to align with the long-term interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What we do:		What we don’t do:
✓	Meaningful portion of executive pay based on performance against goals set by the Board of Directors	No automatic or guaranteed annual salary increases
✓	Independent compensation consultant regularly advises the Compensation Committee	No guaranteed annual cash bonuses or guaranteed long-term incentive awards
✓	Minimum vesting periods of not less than three years for equity awards granted under our long-term equity incentive plan	No excessive perquisites
✓	Use of peer company data to help set executive compensation
✓	Annual stockholder advisory votes on executive compensation

Key Elements of Compensation. The following table summarizes key elements of our executive compensation program and the primary objectives each element supports.

Key Elements of Compensation	Objectives
Base salary	• Attract and retain highly qualified executives • Reward prior performance, industry and job specific knowledge, experience and leadership ability
Annual cash incentive bonuses	• Designed to reward the achievement of annual corporate financial metrics and individual goals, rewards executives for stockholder value creation and align executive and stockholder interests
Stock-based incentive compensation	• Reward achievement of long-term objectives and create direct link between performance and stockholder value

Changes in base salary and the amount of incentive-based cash compensation earned are based both on the individual executive officer’s performance and on the performance of the entire Company against goals identified and approved at the beginning of each year. The Company also considers the total compensation and the mix of compensation paid by financial services companies with characteristics similar to those of the Company to officers with comparable responsibilities and experience. The size, form and performance criteria, if any, of long-term incentive awards are determined by the Compensation Committee based on a number of factors, including its evaluation of our performance, market practice, base salary, cash incentives, length of service, responsibilities of the NEO, ownership of our common stock and the quantity, amount, and vesting schedule of previous grants. The Compensation Committee determined not to award any long-term incentive awards to our NEOs in 2019, as previously explained. However, the Compensation Committee continues to believe that long-term incentive awards are a key factor in aligning executive and stockholders’ interests and will continue to evaluate the use of long-term equity awards in the future based on the above-referenced factors.

2019 Say on Pay Vote. At our 2019 annual meeting of stockholders, approximately 72% of the votes cast on our say on pay proposal were in favor of approving the resolution. In the second quarter of 2019, we reached out to certain stockholders regarding our compensation practices to provide a historical perspective, as well as to discuss certain actions taken in 2018. The feedback we received from our stockholders was generally positive and supportive of our compensation practices because, among other factors, the payments under our annual incentive compensation plan were below our peers. The Compensation Committee considered the results of this advisory resolution when evaluating and establishing our executive compensation programs for 2019. The Compensation Committee, with the advice of its compensation consultant, always looks to continuously improve our executive compensation arrangements and programs to meet evolving business conditions, address retention concerns and ensure consistent alignment with stockholder interests. The Compensation Committee believes the plan as implemented for 2019 accomplishes those goals.

Compensation Decision-Making Process

Role of the Board and Compensation Committee. The Compensation Committee assists, advises and makes recommendations to the Board of Directors on executive officer and director compensation matters. Under the Compensation Committee’s Charter, the Committee has the authority to, among other things:

•

develop and implement an annual process for evaluating the performance of the Chief Executive Officer;

•

recommend to the Board for determination the compensation of the Chief Executive Officer;

•

in consultation with the Chief Executive Officer, develop and implement an annual process for evaluating the performance of the other executive officers;

•

in consultation with the Chief Executive Officer, determine the compensation of the other executive officers;

•

make recommendations to the Board of Directors concerning director compensation;

•

advise the Board and the Chief Executive Officer on other compensation and benefit matters; and

•

approve the material terms of any employment, severance or change in control agreement for any executive officer.

The Chairman of the Compensation Committee establishes the agenda for Compensation Committee meetings. The Chief Executive Officer and Chief Human Resource Officer also interface with the Compensation Committee in connection with the Compensation Committee’s executive compensation decision-making, which includes making recommendations concerning compensation programs and decisions. The Compensation Committee periodically meets with the Chief Executive Officer and the Chief Human Resource Officer to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Compensation Committee also meets in executive session without management present when appropriate.

In considering appropriate levels of compensation for executives, the Compensation Committee takes into account our performance and each executive’s individual performance, as well as comparative data from our peer companies. The Compensation Committee reviews all of the components of compensation in making determinations on the mix, amount and form of executive compensation. While the Compensation Committee does not use any fixed quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management.

Role of Management. Our Chief Executive Officer and President and the Compensation Committee work together to establish, review and evaluate performance goals for our performance-based incentive plans. While the Chief Executive Officer and President provide input into our strategic goals for future performance periods, the Compensation Committee carefully reviews recommended goals before giving its final approval, and it evaluates and determines whether such performance goals have been achieved. We believe this process ensures that goals will be appropriately balanced between short- and long-term incentives and will be motivating and challenging but also attainable. In addition, as noted above, our Compensation Committee consults with our Chief Executive Officer in determining the compensation of our other executive officers (other than the Chief Executive Officer).

Role of the Compensation Consultant. In 2019, the Compensation Committee engaged Pearl Meyer to provide services including the following:

•

providing recommendations regarding the composition of our peer group for 2019;

•

conducting an executive compensation review of our executive management team; and

•

providing recommendations regarding certain changes to executive compensation.

Role of Peer Group. When determining the amount and form of compensation for executives for 2019, the Compensation Committee considered comparative executive compensation information provided by Pearl Meyer that was derived from peer group data. The Compensation Committee used the peer group data to assist with assessing the competitiveness of our compensation and to help evaluate our pay-for-performance alignment. Recognizing that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves, and the time lag in the availability of peer compensation information, the comparative data is used only as a guide, and the Compensation Committee does not fix any NEO’s compensation (or individual compensation elements) to a particular compensation level within this comparative data. In exercising its judgment to set pay levels, the Compensation Committee looks beyond the comparative data and also considers individual job responsibilities, individual performance, experience, compensation history, and our performance against specified goals.

The peer group is updated bi-annually by the Compensation Committee, based on a process that includes recommendations from internal sources, including the Chief Human Resource Officer and Chief Executive Officer, and external sources such as the Compensation Committee’s independent compensation consultant, to reflect the companies against which we compete for executive talent or for stockholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on a combination of factors that include asset size and location in the Mid-Atlantic region. All 18 of the companies in our peer group are publicly-traded banking companies.

As of the compensation consultant review performed in 2019, the 18 peer companies listed in the report presented to the Compensation Committee ranged from approximately $1.1 billion to $4 billion and had median assets of $2.2 billion.

For 2019, our peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker
American National Bankshares	AMNB	Access National Corporation	ANCX	Bankwell Financial Group	BWFG
Arrow Financial	AROW	BCB Bancorp	BCBP	Bryn Mawr Bank Corp	BMTC
City Holding Co	CHCO	CNB Financial	CCNE	Codorus Valley Bancorp	CVLY
Enterprise Bancorp	EBTC	Financial Institutions	FISI	First of Long Island Corp	FLIC
Old Line Bancshares	OLBK	Peoples Financial Services	PFIS	Premier Financial Bancorp	PFBI
Republic First Bancorp	FRBK	Southern National Bancorp of Virginia	SONA	Summit Financial Group	SMMF

Our peer group for 2019 is the same as our peer group for 2018.

Elements of Compensation

Our executive compensation program is designed to support the alignment of pay with performance and encourage the creation of long-term stockholder value with appropriate risk management.

Compensation Mix. The Compensation Committee does not target a specific allocation among the various compensation components. In allocating compensation among salary, bonus and equity-based compensation, the Compensation Committee believes that the compensation of our NEOs, who have the greatest ability to influence our performance, should be significantly performance-based. The Compensation Committee also makes allocations between short-term and long-term compensation for NEOs. However, as noted below under “Equity-Based Compensation,” the Compensation Committee did not grant any equity-based awards to NEOs in 2019.

For 2019, our NEOs total compensation was comprised of base salary and incentive compensation, tied to performance metrices, as follows:

Name	Base Salary %	Performance-Based Incentive Cash Payment %
Mary Ann Scully	77.1	22.8
Robert D. Kunisch, Jr.	81.8	18.1
George C. Coffman	85.8	14.2
Frank K. Turner, Jr.	83.0	16.9
Charles E. Schwabe	85.4	14.5

Base Salary. The Compensation Committee believes that base salaries for our executive officers should be targeted at market competitive levels using data from our peer group to allow us to attract and retain highly qualified executives. In 2019, we entered into amended and restated employment agreements with Ms. Scully, Mr. Coffman and Mr. Schwabe. In 2018, we entered into an employment agreement with Mr. Kunisch. Each of these employment agreements set the executive’s base salary, subject to annual review by the Compensation Committee. When determining the base salaries under each executive’s employment agreement and in setting Mr. Turner’s base salary, the Compensation Committee considered a variety of factors for each executive, including:

•

individual performance, skills and achievement;

•

level of experience and corresponding current compensation, if applicable;

•

competitive practices of companies in our peer group; and

•

the ability of each executive to contribute to our performance.

After considering all of these factors, the Compensation Committee determined that the employment agreements with each of Ms. Scully, Mr. Kunisch, Mr. Coffman and Mr. Schwabe, as well as the base salary of Mr. Turner, provided an annual base salary at a level that the Compensation Committee considered reasonable, appropriate and in our best interests, and each NEOs base salary remained unchanged from 2018.

Annual Cash Incentives. Annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. We use this component to focus management on our most important near-term priorities—financial, operating and our ongoing sustainability—that support our overall strategy and build stockholder value.

Under the Howard Bank Executive Incentive Plan, at the beginning of each year, the Compensation Committee establishes threshold, target and maximum cash incentive opportunities for each NEO, determined as a percentage of each NEO’s base salary. The following table shows the threshold, target and maximum bonus payout levels established for each NEO for 2019. In setting annual cash incentive opportunities, the Compensation Committee reviewed relevant peer company data to ensure that the proposed target payout levels provided an appropriate opportunity to earn incentives that are competitive with our peer group. After the Compensation Committee approved the payout opportunities for each NEO, the Compensation Committee recommended the payment to Ms. Scully to the Board for approval.

Name	Threshold (% of salary)(1)	Threshold Incentive Payment ($)	Target (% of salary)	Target Incentive Payment ($)	Maximum (% of salary)	Maximum Incentive Payment ($)
Mary Ann Scully	15%	$79,500	40%	$212,000	60%	$318,000
Robert D. Kunisch, Jr.	11.25%	$43,875	30%	$117,000	45%	$175,500
George C. Coffman	11.25%	$33,750	30%	$90,000	45%	$135,000
Charles E. Schwabe	9.37%	$25,781	25%	$68,750	37.5%	$103,125
Frank K. Turner, Jr.	11.25%	$28,125	30%	$75,000	45%	$112,500

(1)	The threshold incentive payment is only applicable to the corporate performance metrics described below.

For 2019, payments under the annual cash incentive plan required the achievement of key corporate financial performance goals and individual performance goals. The specific performance goals were keyed to important financial and business objectives intended to enhance stockholder value. The Compensation Committee set target and threshold performance levels and weights for each goal. If performance is below the threshold level for any particular performance objective, no payment will be earned; however, payment will be earned for other performance objectives that are achieved at least at a threshold level of performance. Under the incentive plan, the Compensation Committee determines the extent to which the performance metrics have been attained, and the actual payouts, and retains the discretion to make adjustments to any evaluation of performance under the performance metrics to eliminate the effect of extraordinary, non-recurring or unusual items, transactions or events.

In 2019, the Compensation Committee further determined that our NEOs would not earn any portion of the target annual incentive payment if we did not achieve a minimum of 70% of our budgeted after-tax net income for 2019, regardless of whether other performance metrics were met. This threshold performance measure was achieved for 2019.

The Compensation Committee selected the following four corporate performance metrics, and set target and threshold levels of performance and weights for these goals, which are intended to be achievable, but challenging.

Performance Goals	Weights	2019 Threshold(3)	2019 Target	2019 Actual Results	Percentage of Target Level Achieved
Core Earnings Per Share(1)	30%	$.85	$1.00	$1.01	101%
Return on Assets	10%	0.61%	0.82%	0.85%	105%
Net Loan Growth Before Allowance	25%	5.91%	7.88%	5.8%	74%
Net Deposit Growth (2)	10%	3.85%	7.69%	10.49%	136%

(1)

Defined as core net income available to common stockholders excluding the impact of mergers, capital offerings, or other strategic initiatives divided by average common shares outstanding, exclusive of dilution due to equity-based awards.

(2)	Includes noninterest bearing and interest-bearing balances (other than money market or CDs).
(3)	Performance metrics must equal or exceed the threshold for incentive payments on each corporate performance metric or no compensation will be awarded for the related metric.

The individual performance goals comprised 25% of each NEOs potential cash incentive award, which the Compensation Committee determined was earned as follows for each NEO: Ms. Scully—75%; Mr. Kunisch—75%; Mr. Coffman—25%; Mr. Schwabe—50% and Mr. Turner—50%.

The following table reflects amounts earned and actually paid under our annual incentive plan to our NEOs in respect of 2019 performance:

Name	2019 Annual Cash Incentive Bonus Paid ($)	2019 Annual Cash Incentive Bonus Paid as Percentage of Base Salary (%)
Mary Ann Scully	$ 156,774	29%
Robert D. Kunisch, Jr.	$ 86,522	22%
George C. Coffman	$ 55,305	18%
Charles E. Schwabe	$ 46,544	16%
Frank K. Turner	$ 50,775	20%

These 2019 annual cash incentive payments are presented in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Equity-Based Compensation. The Compensation Committee believes stock-based incentive compensation is an important tool to further align the interests of our executive officers with the long-term interests of our stockholders and uses awards under our stockholder approved equity incentive plans for that purpose. In setting the amount of annual equity-based awards, the Compensation Committee takes into account levels of long-term equity-based compensation and pay mix data of its peer group, based on input from its independent compensation consultant. In establishing award levels, the Compensation Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested.

In 2019, the Compensation Committee did not grant any equity awards to NEOs because it believed additional equity awards were not warranted following the equity-based awards and the merger-related bonuses each NEO received in 2018. The Compensation Committee continues to believe that long-term incentive awards are a key factor in aligning executive and stockholders’ interests and will continue to evaluate the use of long-term equity awards in the future.

Retirement Benefits. We maintain a Supplemental Executive Retirement Plan (the “SERP”). Eligibility to participate in the SERP is limited to highly compensated employees as determined by the Board. Currently, the only executive that the Board has authorized to participate in the SERP is Ms. Scully, the Chief Executive Officer. The SERP is unfunded and designed to be a nonqualified deferred compensation retirement plan in compliance with Section 409A of the Internal Revenue Code.

The SERP is a defined benefit style program in which the participant is promised a benefit according to a set formula; such benefit is paid to the participant (or his or her beneficiary) in equal quarterly installments over a period of 15 years following the later of (a) the participant’s severance from employment with the Bank after attainment of the Normal Retirement Age (as defined in the SERP) or (b) the attainment of Normal Retirement Age. Under the SERP, as supplemented and increased in 2016, Ms. Scully will receive $150,000 each year for 15 years once she begins to receive her benefit subject to the applicable vesting schedule. Ms. Scully became fully vested in her SERP benefits on August 25, 2019.

See the Pension Benefits table for more information regarding this plan.

Perquisites. Perquisites provided to each NEO are reviewed annually within the context of the executive compensation program, market practices and the nature of each NEO’s responsibilities. Generally, we limit the types of perquisites offered to NEOs as shown in the All Other Compensation column of the Summary Compensation Table.

The Compensation Committee believes the currently-offered perquisites are minimal in overall cost and competitively important to attract and retain talented executives. Consistent with most other financial institutions in its peer group, we provide NEOs with a 401(k) match and a car allowance and pay the premiums for life insurance policies for our NEOs.

Severance and Change in Control Arrangements. The Compensation Committee and Board believe that, in certain defined circumstances, additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. Therefore, we provide change in control benefits to the NEOs, and certain NEOs also receive severance benefits in the event of certain involuntary terminations. The Compensation Committee believes that providing these change-in-control severance benefits to the CEO and other NEOs should offset any reluctance to pursue potential change in control transactions that may be in the best interests of our stockholders.

Each of the employment agreements with Ms. Scully and Messrs. Coffman and Schwabe provide modified “single trigger” benefits to the executive following a change in control, meaning that the change in control payment is made if the executive chooses to terminate his or her employment within a specified time period following the change in control. This modified “single trigger” change in control provision was negotiated with each of the founding executive officers when he or she joined us as an executive officer. The Compensation Committee believes these change in control provisions are appropriate for Ms. Scully and Mr. Schwabe (Mr. Coffman no longer has this benefit because he is no longer an executive officer) because they allow these founding executive officers to continue to pursue strategies that build long-term stockholder value—whether through our continued independent operations or through the sale of Howard. However, the Compensation Committee currently intends to avoid modified “single-trigger” and “single-trigger” change in control provisions in future employment agreements or change in control agreements with other executive officers.

Mr. Kunisch has an employment agreement with Howard Bank that provides “double-trigger” benefits on a change in control, meaning that severance benefits are paid only in the event of his termination without cause by the Bank or for good reason by him following a change in control. Mr. Turner has a change in control agreement with Howard Bank that also provides double-trigger benefits on a change in control if we terminate his employment following a change in control.

In addition, NEOs are entitled to receive their vested benefits under the 401(k) plan and SERP, if applicable, upon a termination of employment. Our equity award agreements also include provisions that accelerate unvested RSUs upon a change in control.

For additional information on our agreements with our NEOs that provide severance and change in control benefits, please see “Potential Payments upon Termination or Change in Control” below.

Deductibility of Compensation. Internal Revenue Code Section 162(m) generally prohibits a federal income tax deduction to public companies for compensation over $1,000,000 paid to a “covered employee.” A “covered employee” includes (i) the Chief Executive Officer, (ii) the Chief Financial Officer, (iii) the three other most highly compensated executive officers, and (iv) any individual who was a covered employee for any taxable year beginning after December 31, 2016. Before 2018, we were permitted to receive a federal income tax deduction for qualifying “performance-based” compensation as defined under Code Section 162(m) without regard to this $1,000,000 limitation. However, recent U.S. tax legislation eliminated the performance-based exception. These new rules became effective starting in 2018 for us, except that certain awards that were granted on or before November 2, 2017 may still qualify as performance-based compensation. To the extent that in 2018 or any later year the aggregate amount of any covered employee’s salary, bonus, and amount realized from option exercises and vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as income for federal income tax purposes by the covered employee exceeds $1,000,000 in any year, we will not be entitled to a federal income tax deduction for the amount over $1,000,000 in that year.

Compensation and Governance Practices

Analysis of Risk Associated with Howard’s Compensation Policies and Practices. In making its determinations, the Compensation Committee considers the key enterprise risks to which Howard is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks. Based on this assessment, and given the structure of and amounts payable under our executive and other compensation programs, the Compensation Committee has determined that our compensation policies and practices have sufficient mitigating features and controls to maintain an appropriate balance between prudent business risk and resulting compensation, and encourage appropriate risk behavior consistent with our risk appetite, business strategy and profit goals. Mitigating features and controls include the overall compensation mix, weighting of performance metrics, timing of awards in relation to the performance measurement period, establishment of targets with payouts at multiple levels of performance, and oversight by executive management and the Board. In addition, our incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. As a result, the Compensation Committee concluded that the compensation policies and practices do not encourage imprudent risk-taking behavior and are consistent with maintaining the organization’s safety and soundness.

Compensation Clawback Policy. The Compensation Committee and the Board approved a Compensation Clawback Policy in March 2019 in general alignment with proposed SEC clawback rules under the Dodd Frank Act. Pursuant to the policy, certain executive officers, including any executive selected by the Compensation Committee to participate in the executive compensation plan or equity incentive plan, are subject to a clawback provision under which the Compensation Committee may require the executive to repay any excess incentive-based compensation paid under an incentive compensation plan if the Board, a committee thereof, or a duly authorized officer of the Company determines that an accounting restatement is required to correct material non-compliance with any financial reporting requirements under applicable securities laws. Such executive officers are subject to clawback provisions during the three completed fiscal years preceding the date of such determination. The Compensation Clawback Policy applies to grants and awards of incentive-based compensation made on or after the date the policy was adopted.

Hedging and Pledging Policy. We have adopted a hedging policy that aligns the interest of our executive officers with those of our stockholders. The policy applies to our Chief Executive Officer, Chief Financial Officer, Chief Information Officer, Chief Credit Officer, Chief Risk Officer, Chief Commercial Banking Officer and any other executive selected by the Compensation Committee to participate in our executive compensation plan or equity incentive plan. The policy, which was adopted in March 2019, prohibits our executive officers from purchasing any financial instrument or engaging in any transaction that hedges or offsets, or is designed to hedge or offset, decreases in the market value of our securities. A hedging transaction includes, but is not limited to, transactions or arrangements involving exchange funds, prepaid variable forward contracts, equity swaps, puts, calls, collars, forwards and other derivative instruments. The policy also prohibits short sale transactions involving the sale of our securities that the seller does not own, as well as “sales against the box.” The policy also prohibits pledges by executive officers of our securities, which includes holding our securities in a margin account as collateral for a margin call or loan or otherwise pledging our securities as collateral for a loan. However, the policy does not apply to activities in effect before the policy was adopted in March 2019.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K (the “CD&A”) with management and based on the review and discussions with management of the CD&A, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by the Compensation Committee:

Paul I. Latta, Jr., Chairman

Kenneth C. Lundeen

Robert W. Smith, Jr.

Donna Hill Staton

*

The foregoing report of the Compensation Committee is not to be deemed “soliciting material” or deemed to be “filed” with the SEC (irrespective of any general incorporation language in any document filed with the SEC) or subject to Regulation 14A of the Exchange Act or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate it by reference into a document filed with the SEC.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors and none of our executive officers served on the Compensation Committee or on the board of any company that employed any member of the Compensation Committee or the Board of Directors during the year ended December 31, 2019.

Summary Compensation Table

The following table sets forth a comprehensive overview of the compensation for the NEOs for the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)		Total ($)
Mary Ann Scully Chairman and Chief Executive Officer of Howard and the Bank	2019 2018 2017	$530,000 $510,769 $411,539	$— $300,000 —	— $100,017 $69,475	$156,774 $30,000 $137,944	$75,000 $64,852 $68,314	(3)	$18,330 $29,331 $18,330	(4)	$780,174 $1,034,969 $705,602

Robert D. Kunisch(5) President of Howard and the Bank	2019 2018	$390,000 $315,000	$— —	— —	$86,522 $30,000	— —		$29,090 $1,396,958	(4)	$505,612 $1,741,958

George C. Coffman Former Executive Vice President, Treasurer and Chief Financial Officer of Howard and the Bank	2019 2018 2017	$300,000 $298,077 $286,539	$— $187,500 —	— $62,506 $49,625	$49,680 $25,000 $62,495	— — —		$21,250 $21,050 $20,651	(4)	$371,845 $594,133 $419,308

Charles E. Schwabe Executive Vice President of Howard and the Bank	2019 2018 2017	$275,000 $272,116 $257,692	$— $95,000 —	— $25,014 $21,835	$46,544 $25,000 $44,824	— — —		$23,453 $23,411 $23,019	(4)	$344,997 $440,541 $347,370

Frank K. Turner, Jr.(6) Executive Vice President of Howard and the Bank	2019	$250,000	$—	—	$50,755	—		$27,307	(4)	$328,082

(1)

The amount shown represents the aggregate grant date fair value, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of the stock awards granted to each of the NEOs. The grant date fair value was determined by multiplying the total number of shares of common stock awarded by the closing price of our common stock on Nasdaq on the respective grant date. We did not grant any stock awards in 2019.

(2)

Represents amounts paid pursuant to the annual cash incentive plan, based on achievement of corporate financial and individual performance objectives for the year indicated, even if paid in the following year(s).

(3)

The change in the actuarial present value of accumulated benefits under the SERP in 2019, over 2018, was ($8,136). Because the change resulted in a negative amount it is not reflected in the Summary Compensation Table. Ms. Scully’s SERP benefit fully vested on August 25, 2019 and she received in-service distributions of $75,000 in 2019, which payments are reflected in the Summary Compensation Table.

(4)	Amounts shown in the “All Other Compensation” column for 2019 consist of the following:
	(a)	Ms. Scully: $9,330 in life insurance benefits and a car allowance of $9,000.
	(b)	Mr. Kunisch: $11,200 in 401(k) matching contribution, $1,365 in life insurance benefits, $7,525 in membership dues and a car allowance of $9,000.
	(c)	Mr. Coffman: $11,200 in 401(k) matching contribution, $1,050 in life insurance benefits and a car allowance of $9,000.

	(d)	Mr. Schwabe: $10,173 in 401(k) matching contribution, $4,280 in life insurance benefits and a car allowance of $9,000.
	(e)	Mr. Turner: $10,000 in 401(k) matching contribution, $2,450 in life insurance, $5,857 in membership fees and a car allowance of $9,000.
(5)	Mr. Kunisch joined us in March 2018 following our merger with First Mariner Bank.
(6)	Mr. Turner became a NEO for the first time in 2019.

Narrative to Summary Compensation Table

We currently have employment agreements with four of our named executive officers—Ms. Scully and Messrs. Coffman, Kunisch and Schwabe, as described below. Mr. Turner does not have an employment agreement.

Each of our employment agreements with Ms. Scully and Messrs. Coffman, Kunisch and Schwabe also include certain severance payments upon termination of employment or a change in control. In addition, Mr. Turner has a change in control agreement with us that provides for certain severance benefits in the event of his termination. For a more detailed description of the severance and change in control benefits applicable to our NEOs, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Chief Executive Officer – Mary Ann Scully

We are parties to an amended and restated employment agreement with Mary Ann Scully on March 20, 2019 pursuant to which Ms. Scully serves as the Chief Executive Officer of Howard and Howard Bank.

The amended and restated employment agreement provides for an initial term expiring on March 30, 2022, which will be renewed for successive one-year terms commencing on March 31, 2021, unless we provide her with written notice of non-renewal at least 60 days before such renewal. Ms. Scully’s agreement provides for an initial annual salary at $530,000, subject to annual increases as may be determined by the Board of Directors. Ms. Scully is also entitled to incentive compensation as determined each year by the Board, and to participate in any other bonus, incentive and other executive compensation programs as are made available to our executive management. The agreement also provides that Ms. Scully will not be compensated for her services as a director.

Former Executive Vice President, Treasurer and Chief Financial Officer – George C. Coffman

We entered into an amended and restated employment agreement with George C. Coffman on March 20, 2019 pursuant to which Mr. Coffman served as an Executive Vice President and as Chief Financial Officer of Howard and Howard Bank.

The amended and restated employment agreement provided for an initial term expiring on March 30, 2022, which renewed for successive one-year terms commencing March 31, 2022, unless we provide him with written notice of non-renewal at least 60 days before such renewal. However, Mr. Coffman’s service as an Executive Vice President and as Chief Financial Officer of Howard and Howard Bank terminated effective February 6, 2020. Mr. Coffman’s agreement provided for an initial annual salary at $300,000, subject to annual increases as may be determined by the Board of Directors. Mr. Coffman was also entitled to incentive compensation as determined each year by the Board, and to participate in any other bonus, incentive and other executive compensation programs as are made available to our executive management.

President – Robert D. Kunisch, Jr.

On August 14, 2017, Howard Bank entered into an employment agreement with Mr. Kunisch, which became effective on the consummation of our merger with First Mariner Bank. Under the employment agreement, Mr. Kunisch serves as the President of Howard and Howard Bank.

The employment agreement provides for an initial term expiring on March 31, 2021, which will be renewed for successive one-year terms commencing on March 31, 2021, unless we provide him with written notice of non-renewal at least 60 days before such renewal. Mr. Kunisch’s agreement provides for an initial annual salary of $373,375, subject to annual increases as may be determined by the Board of Directors. His current annual base salary is $390,000. Mr. Kunisch is also entitled to participate in any bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management.

Executive Vice President, Chief Strategic Risk Officer – Charles E. Schwabe

We entered into an amended and restated employment agreement with Charles E. Schwabe on March 20, 2019 pursuant to which Mr. Schwabe serves as an Executive Vice President of Howard and as Chief Strategic Risk Officer and an Executive Vice President of Howard Bank.

The amended and restated employment agreement provides for an initial term expiring on March 30, 2022, which will be renewed for successive one-year terms commencing on March 31, 2021, unless we provide him with written notice of non-renewal at least 60 days before such renewal. Mr. Schwabe’s agreement provides for an initial annual salary at $275,000, subject to annual increases as may be determined by the Board of Directors. Mr. Schwabe is also entitled to incentive compensation as determined each year by the Board, and to participate in any other bonus, incentive and other executive compensation programs as are made available to our executive management.

Grants of Plan-Based Awards Table

The following table presents information regarding cash incentive awards for our NEOs under our annual incentive plan for the year ended December 31, 2019. We did not grant any plan-based equity awards to our NEOs in 2019.

	Threshold	Target	Maximum
Name	($)	($)	($)
Mary Ann Scully	$79,500	$212,000	$318,000
Robert D. Kunisch, Jr.	$43,875	$117,000	$175,500
George C. Coffman	$33,750	$90,000	$135,000
Charles E. Schwabe	$25,781	$68,750	$103,125
Frank K. Turner, Jr.	$28,125	$75,000	$112,500

(1)

The amounts shown in these columns reflect possible payouts under the annual incentive plan for 2019, with all payments subject to the achievement of corporate and individual performance objectives and the discretion of the Compensation Committee. The annual incentive plan is further described in “Elements of Compensation—Annual Cash Incentives” in the CD&A. The amount of the award actually earned for 2019 is shown under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Outstanding Equity Awards Table

The following table discloses information regarding unvested stock awards outstanding at December 31, 2019 for each of the NEOs. At December 31, 2019, none of our NEOs had any stock options.

	Grant Date	Number of Shares of Stock that have Not Vested(1)	Market Value of Shares of Stock that have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares that have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares that have Not Vested
Mary Ann Scully	7/12/2017	1,166	$19,682	—	—
Robert D. Kunisch, Jr.	—	—	—	—	—
George C. Coffman	7/12/2017	834	$14,078	—	—
Charles E. Schwabe	7/12/2017	366	$6,178	—	—
Frank K. Turner, Jr.	—	—	—	—	—

(1)	These shares will vest on July 12, 2020.
(2)	The market value was determined using the 2019 year-end closing stock price of $16.88 per share as reported on Nasdaq.

Stock Vested Table

The following table sets forth the number of RSUs that vested for our NEOs in 2019 and the aggregate value realized upon the vesting of RSUs during 2019. None of our NEOs held any stock options during 2019.

STOCK AWARDS
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting($)(2)
Mary Ann Scully	1,167	$17,388
Robert D. Kunisch, Jr.	—	—
George C. Coffman	833	$12,412
Charles E. Schwabe	367	$5,468
Frank K. Turner, Jr.	—	—

(1)

The number of shares shown reflects the gross number of shares covered by awards that vested in 2019. NEOs have the option to deduct shares for the required tax withholding from the gross number of shares vested, resulting in a smaller number of shares acquired upon vesting.

(2)	This amount was determined using the closing price of our common stock on Nasdaq on the date the RSUs vested.

Pension Benefits Table

The SERP provides retirement benefits to eligible participants, which are limited to highly compensated employees as determined by the Board. Currently, eligibility to participate in the SERP has been granted solely to Ms. Scully. The SERP is discussed in more detail under “Retirement Benefits” in the CD&A. The following table shows the present value at December 31, 2019, of accumulated benefits payable to Ms. Scully, including the number of years of service credited, under the SERP. The present value of her accumulated benefit as shown in the table became fully vested on August 25, 2019.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Mary Ann Scully	Supplemental Executive Retirement Plan	14	$1,648,525	$ 75,000

(1)

Since Ms. Scully has attained her normal retirement age under the plan, the present value of accumulated benefit is based on quarterly payments totaling $150,000 each year for 14.5 years, which are then discounted back (using a 4.00% discount rate) to December 31, 2019.

Potential Payments Upon Termination or Change in Control

Below is a summary of our employment agreements and change in control agreements, as applicable, with our NEOs. The terms Cause, Good Reason, and Change in Control are defined in each NEOs applicable employment agreement or change in control agreement.

Employment Agreements of Ms. Scully and Messrs. Coffman and Schwabe

The following is a description of the severance provisions contained in our employment agreements with each of Ms. Scully and Messrs. Coffman and Schwabe.

Severance Benefits on Termination Without a Change in Control. Under each executive’s employment agreement, if (a) the executive is terminated by us without Cause, (b) the executive is terminated due to Permanent Disability, or (c) the executive terminates his or her employment for Good Reason, and, in each event, a Change in Control has not occurred, the executive will be entitled to receive an amount equal to the executive’s current base salary plus all benefits then received by the Executive for a period equal to the greater of (i) the remaining term of the agreement, or (ii) 12 months, plus any incentive compensation already accrued for the year in which the executive is terminated. In addition, all of the executive’s stock awards and stock options will immediately vest upon the effective date of such termination. If the termination is due to Permanent Disability, then such amount payable will be reduced if, and to the extent that, the executive receives payments under any disability insurance or other program maintained by us.

The executive employment agreements do not provide for any severance payments on the executive’s death. However, under the employment agreements, upon the executive’s death, all stock awards and stock options shall immediately vest.

Severance Benefits on Termination Following a Change in Control. Under each executive’s employment agreement, if, within 12 months following a Change in Control (a) the executive terminates his or her employment for any reason or (b) we terminate the executive’s employment without Cause, then, instead of the severance payments provided for above, the executive will be entitled to: (i) a lump sum payment equal to the sum of (x) 2.99 times the executive’s average annual compensation (consisting of base salary and bonus) during the most recent three years minus the aggregate present value of any other payments the executive receives that are treated as contingent upon the Change in Control (not including (ii), (iii) and (iv) of this sentence), and (y) a pro-rated bonus; (ii) immediate vesting of all stock awards; (iii) immediate exercisability of any unexercised stock options; and (iv) continued medical coverage for the remaining term of the agreement as available to our other employees.

If any severance payment or distribution made to the executive is determined to be subject to the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (a “Parachute Payment”), the executive will be entitled to a full tax “gross-up” to cover any excise taxes on such amount, unless the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the taxable threshold by 10% or less, in which event the payments and benefits will instead be reduced so as to fall below the taxable threshold.

The employment agreements also contains confidentiality, non-compete and non-solicitation provisions that apply to each executive during the term of the agreement and, in the event of the executive’s termination for any reason, during the period of one year from and after the effective time of such termination.

Employment Agreement with Mr. Kunisch

The following is a description of the severance provisions contained in our employment agreement with Mr. Kunisch.

Severance Benefits on Termination Without a Change in Control. Under Mr. Kunisch’s employment agreement, if (a) he is terminated by the Bank without Cause, (b) he is terminated due to Permanent Disability, or (c) he terminates his employment for Good Reason, and, in each event, a Change in Control has not occurred, he will be entitled to receive a monthly amount equal to 1/12th of the sum of (i) his average base salary during the current and two prior fiscal years (including his service with First Mariner Bank) and (ii) his average bonus paid by us or First Mariner Bank during the current and prior two fiscal years, for a period equal to the greater of the remaining term of his employment agreement or one year. If his termination is due to Permanent Disability, then such amount payable will be reduced if, and to the extent that, he receives payments under any disability insurance or other program maintained by the Bank.

Severance Benefits on Termination Following a Change in Control. Under Mr. Kunisch’s employment agreement, if, within 12 months following a Change in Control (a) he terminates his employment for Good Reason, or (b) the Bank terminate his employment without Cause, then, instead of the severance payments provided for above, the executive will be entitled to payments to be made in equal installments over a 12-month period equal to 2.99 times the sum of (i) his average base salary during the current and two prior fiscal years (including his service with First Mariner Bank) and (ii) his average bonus paid by us or First Mariner Bank during the current and prior two fiscal years. In addition, the Bank will continue his medical coverage for a period of 18 months following his termination at the same level available to our other employees.

If any severance payment or distribution made to Mr. Kunisch is determined to be a Parachute Payment and the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the taxable threshold, the payments and benefits will be reduced so as to fall below the taxable threshold.

The employment agreement also contains confidentiality, non-compete and non-solicitation provisions that apply to him during the term of the agreement and, in the event of his termination for any reason, during the period of one year from and after the effective time of such termination.

Change in Control Agreement with Mr. Turner

On April 13, 2013, we entered into a change in control agreement with Mr. Turner. Under the agreement, if, within six months following a Change in Control, Mr. Turner’s employment is terminated by us for a reason other than Cause, he will be entitled to receive a lump sum payment equal to 2.00 times the sum of (a) his then current base salary during the current fiscal year; and (b) the highest annual bonus during the three prior years. We will also continue to provide him and his dependents’ medical coverage and life insurance coverage for a period of 12 months.

If any severance payment or distribution made to Mr. Turner is determined to be subject to the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (a “Parachute Payment”), Mr. Turner will be entitled to a full tax “gross-up” to cover any excise taxes on such amount, unless the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the taxable threshold by 10% or less, in which event the payments and benefits will instead be reduced so as to fall below the taxable threshold.

The change in control agreement also contains confidentiality, non-compete and non-solicitation provisions that apply to him during the term of the agreement and, in the event of his termination for any reason, during the period of one year from and after the effective time of such termination.

Table Showing Potential Post-Employment Payments to NEOs

The following table describes the potential payments that would be made to each of our NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2019. The amounts shown are estimates and assume that the termination or change in control event occurred on December 31, 2019. The amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Howard. If we terminate an NEO’s employment for “Cause,” then we have no further obligation to such NEO except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, this event is omitted from the table. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments.

In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2019, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the 401(k) plan and, for Ms. Scully, her vested SERP benefits, and (iii) already vested equity awards.

Termination Scenario	Cash Severance(1)	Stock Awards Accelerated Vesting(2)	Continued Medical Coverage(3)	280G Gross-Up or Cutback(4)	Total
Mary Ann Scully
No Change in Control
Death	—	19,682	—	—	19,682
Permanent Disability	1,304,586	19,682	—	—	1,389,268
Without Cause Termination	1,304,586	19,682	—	—	1,389,268
Good Reason Termination	1,304,586	19,682	—	—	1,389,268
Change in Control and
Without Cause Termination	1,864,417	19,682	65,000	(94,066)	1,855,033
Voluntary Termination	1,864,417	19,682	65,000	(94,066)	1,855,033

George Coffman
No Change in Control
Death	—	14,078	—	—	14,078
Permanent Disability	727,078	14,078	—	—	741,156
Without Cause Termination (5)	727,078	14,078	—	—	741,156
Good Reason Termination	727,078	14,078	—		741,156
Change in Control and
Without Cause Termination	1,014,403	14,078	—	—	1,028,481
Voluntary Termination	1,014,403	14,078	—	—	1,028,481

Robert Kunisch, Jr.
No Change in Control
Death	—	—	—	—	—
Permanent Disability	559,375	—	—	—	559,375
Without Cause	559,375	—	—	—	559,375
Good Reason	559,375	—	—	—	559,375
Change in Control and
Without Cause Termination	1,338,025	—	34,254	—	1,372,279
Good Reason Termination	1,338,025	—	34,254	—	1,372,279
Voluntary Termination	—	—	—	—	—

Charles E. Schwabe
No Change in Control
Death	—	6,178	—	—	6,178
Permanent Disability	725,706	6,178	—	—	731,884
Without Cause Termination	725,706	6,178	—	—	731,884
Good Reason Termination	725,706	6,178	—	—	731,884
Change in Control and
Without Cause Termination	895,807	6,178	51,786	—	953,771
Voluntary Termination	895,807	6,178	51,786	—	953,771

Frank K. Turner, Jr.
No Change in Control
Death	—	—	—	—	—
Permanent Disability	—	—	—	—	—
Without Cause Termination	—	—	—	—	—
Good Reason Termination	—	—	—	—	—
Change in Control and
Without Cause Termination	550,000	—	25,476	—	575,476
Good Reason Termination	—	—	—	—	—
Voluntary Termination	—	—	—	—	—

(1)

Represents cash payments pursuant to each executive’s employment agreement or change in control agreement, as applicable, as described above under “Potential Payments Upon Termination or Change in Control.

(2)

Represents the market value of unvested stock awards which accelerate under the terms of each executive’s employment agreement (other than Mr. Turner who has a change in control agreement), calculated using our 2019 year-end closing stock price of $16.88 per share as reported on Nasdaq. Neither Mr. Kunisch nor Mr. Turner had any unvested equity at December 31, 2019.

(3)

Represents continued medical coverage under the terms of each executive’s employment agreement or change in control agreement, as applicable, as described above under “Potential Payments Upon Termination or Change in Control.”

(4)

For each of our NEOs, other than Mr. Kunisch, if any severance payment or distribution made to them is determined to be subject to the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (a “Parachute Payment”), they will also be entitled to a full tax “gross-up” to cover any excise taxes on such amount, unless the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the threshold to which 280G excise tax would apply (the “280G threshold”) by 10% or less, in which event the payments and benefits will instead be reduced to fall below the 280G threshold (a “280G Cutback”). If any severance payment or distribution made to Mr. Kunisch is determined to be a Parachute Payment and the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the 280G threshold by any amount, a 280G Cutback will be applied so that the payments and benefits fall below the 280G threshold.

(5)

On February 6, 2020, we terminated Mr. Coffman’s service as an executive officer without Cause. On March 28, 2020, we entered into a Separation Agreement and General Release (“Separation Agreement”) with Mr. Coffman. Under the terms of the Separation Agreement, Mr. Coffman’s employment was terminated on March 31, 2020. Consistent with the terms of his Second Amended and Restated Employment Agreement dated March 20, 2019, under the Separation Agreement, Mr. Coffman will receive salary continuation payments totaling $650,360.35 (with $171,793.30 to be paid on our first payroll date after September 30, 2020, and the remaining payments to be made in equal installments beginning on our second payroll date after September 30, 2020 through and including the 40th regular payroll date thereafter) and all of Mr. Coffman’s issued stock awards, including restricted stock units of the Company, vested immediately on his March 31, 2020 termination date.

2019 CEO Pay Ratio Disclosure

For 2019, our last completed fiscal year:

•

the median of the annual total compensation of all employees of our company (other than Ms. Scully) was $72,578; and

•

the total annual compensation of our Chief Executive Officer was $780,174, as reported in the Summary Compensation Table.

Based on this information, for 2019 the ratio of the annual total compensation of Ms. Scully, our Chief Executive Officer, to the median of the annual total compensation of all employees was 10.75 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

1.

We determined that as of December 31, 2019, our employee population consisted of 307 individuals with all of these individuals located in the United States. This population included our full-time, part-time, seasonal and temporary employees. However, it did not include independent contractors who were employed by and had their compensation determined by unaffiliated third parties.

2.

To identify the “median employee” from our employee population, we compared the wages of our employees as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2019. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2019, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees.

3.

We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.

4.

Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”

5.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $72,578.

6.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement and did not adjust this amount.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2019, with respect to compensation plans under which equity securities of Howard are authorized for issuance:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights	Weighted average exercise price of outstanding options, and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders(2)	38,275	$14.33	781,600
Equity compensation plans not approved by security holders	0	—	0
Total	38,275	$14.33	781,600

(1)

In addition to the outstanding 38,275 options, as of December 31, 2019 there were 11,032 restricted stock units, payable in common stock upon vesting, outstanding under the Equity Compensation Plan that have been included in the calculation of the securities remaining available for future issuance.

(2)

Includes 564,414 available for issuance under our 2013 Equity Incentive Plan, which was approved by our stockholders on May 29, 2013, and our 2004 Incentive Stock Option Plan, which was approved by security holders of Howard Bank and 217,186 available for issuance under our 2017 Employee Stock Purchase Plan, which was approved by stockholders on May 23, 2018. Effective December 15, 2005, all of the then stockholders of Howard Bank became stockholders of Howard.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

The Board of Directors believes that our executive compensation program is reasonable in comparison to both similarly sized companies in our industry and our performance. We also believe that our executive compensation programs and policies appropriately align named executive officers’ incentives with stockholder interests and are designed to attract and retain high quality executive talent. We also believe that both Howard and our stockholders benefit from responsive corporate governance policies and dialogue.

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to express their views, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement. This vote provides stockholders with the opportunity to endorse or not endorse the compensation of our named executive officers. The board asks our stockholders to vote in favor of the following resolution at the Meeting:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

Approval of the non-binding, advisory proposal regarding the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the matter, whether via the Internet at the Meeting or represented by proxy. For purposes of the vote on this proposal, abstentions and broker non-votes will have no effect on the outcome of this proposal.

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee, or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Board of Directors and our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU “FOR” APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Dixon Hughes Goodman, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2020. Dixon Hughes Goodman audited our consolidated financial statements for 2019, 2018 and 2017. Representatives of Dixon Hughes Goodman are expected to be present at the Meeting and be available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.

If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Dixon Hughes Goodman and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Ratification of Dixon Goodman Hughes requires the affirmative vote of a majority of the votes cast on the matter, whether via the Internet at the Meeting or represented by proxy. For purposes of the vote on this proposal, abstentions and broker non-votes will have no effect on the outcome of this proposal

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DIXON GOODMAN HUGHES LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls established by management and the Board, and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1)

reviewed and discussed with management the audited financial statements included in our Annual Report on Form 10-K;

(2)

discussed with Dixon Hughes Goodman LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, as amended: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and has received the written disclosures and the letter from Dixon Hughes Goodman LLP, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence; and

(3)

discussed with Dixon Hughes Goodman LLP its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Dixon Hughes Goodman LLP is compatible with the auditor’s independence.

Submitted by the Audit Committee:

John J. Keenan, Chairman

W. Gary Dorsch

Michael B. High

Paul I. Latta, Jr.

Thomas P. O’Neill

Fees to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to us by Dixon Hughes Goodman for professional services rendered for the years ended December 31, 2019 and 2018.

Audit Fees. The aggregate amount of fees billed by Dixon Hughes Goodman for services provided in connection with the audit of our financial statements for the years ended December 31, 2019 and 2018 was $251,000 and $285,030, respectively.

Audit-Related Fees. There were no fees billed by Dixon Hughes Goodman for assurance and related services that are reasonably related to the audit or review of our financial statements that are not included under “Audit Fees” above.

Tax Fees. The aggregate amount of fees billed by Dixon Hughes Goodman for services provided in connection with tax preparation, tax compliance, tax planning and tax advice for the years ended December 31, 2019 and 2018 was $32,000 and $75,786, respectively.

All Other Fees. There were no other professional services provided by Dixon Hughes Goodman during the years ended December 31, 2019 and 2018.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee approves the engagement before the Company or Howard Bank engages the independent registered public accounting firm to render any audit or non-audit services, except under the de-minimis exception as detailed under the “Audit Committee” description above.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action by stockholders at the Meeting. If, however, any other matters not now known are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has established procedures for stockholder communications with the Board of Directors. Stockholders may communicate with the Board by writing to the following:

Lead Independent Director

Howard Bancorp, Inc.

3301 Boston Street

Baltimore, MD 2122

All communications that relate to matters that are within the scope of responsibilities of the Board will be forwarded to the non-employee directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the Chair of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibilities and will be forwarded to the appropriate Company officer. Solicitations, advertising materials and frivolous or inappropriate communications will not be forwarded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We may engage in transactions in the ordinary course of business with some of our directors, executive officers, holders of five percent or more of any class of our securities and entities and individuals affiliated with those persons. Our Audit Committee reviews and approves all related person transactions between the Company and related parties in accordance with NASDAQ’s rules and regulations. For purposes of this review, related person transactions are those transactions required to be disclosed under applicable SEC regulations. In addition, Howard Bank has had in the past, and may have in the future, banking transactions, including loans to and loan guarantees on behalf of, our directors, executive officers, holders of five percent or more of any class of our securities and the business and professional organizations with which they are associated in the ordinary course of business. All such transactions will be made on terms that are no less favorable to us than those that could be obtained at the time from unaffiliated third parties and otherwise in accordance with applicable law. Further, any loans, loan commitments and loan guarantees are and will be made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons. In addition, a majority of our independent directors must approve all material affiliated transactions and loans that are in excess of $500,000, including any forgiveness of loans, with our directors, executive officers, holders of five percent or more of any class of our securities, and entities and individuals affiliated with such persons.

In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features. Directors or officers with any personal interest in any loan application are excluded from considering any such loan application. The aggregate amount of loans outstanding to our directors, executive officers and their affiliates at December 31, 2019 was approximately $17.6 million.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE HOWARD 2021 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the proxy materials for our 2021 annual meeting of stockholders, stockholder proposals submitted to us in compliance with SEC Rule 14a-8 (which concerns stockholder proposals that are requested to be included in our proxy statement) must be received in written form at our executive offices on or before December 15, 2020. In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of the Company by Certified Mail—Return Receipt Requested.

Pursuant to the proxy rules under the Exchange Act, we hereby notify our stockholders that the notice of any stockholder proposal or nomination to be submitted outside of the Rule 14a-8 process for consideration at the 2021 annual meeting of stockholders must be received by our Secretary between December 15, 2020 and January 14, 2021; provided, however, that if less than 100 days’ prior public disclosure of the date of the meeting is made us, any such notice by a stockholder must be so received not later than the 10th day following the day on which such prior public disclosure of the date of the meeting is first made by us. A stockholder seeking to present a proposal at our annual meeting must provide our Corporate Secretary with all of the information required by Section 1.9 of our bylaws, including, among other matters, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting. The presiding officer at the meeting will have the authority, if the facts warrant, to determine that business was not properly brought before the meeting in accordance with the provisions of Section 1.9 of our bylaws, and if so determined, will so declare to the meeting and any such business not properly brought before the meeting will not be transacted.

Please refer to “Corporate Governance—Director Nominations” above for a description of our policy on stockholder director nominations.

01 - Richard G. Arnold 04 - Jack E. Steil 02 - James T. Dresher, Jr. 03 - Mary Ann Scully For Withhold For Withhold For Withhold 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 037UJH + + Proposals - The Board of Directors recommends you vote FOR all of the Class III Director nominees listed A and FOR Proposals 2 and 3. 2. A non-binding advisory proposal to approve the compensation of our named executive officers; and 3. To ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2020. 1. Election of Class III Directors to serve a three-year term expiring in 2023: For Against Abstain When shares are held by joint tenants, both should sign. Executors. administrators. trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below Note: To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain Before the meeting, you may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/HBMD or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters - here's how to vote! During the meeting: Go to www.meetingcenter.io/273541418. You may attend the meeting in person via the internet and vote during the meeting. You must have the number in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HBMD

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HBMD Annual Meeting of Stockholders - May 27, 2020, 11:30 a.m. Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby makes, constitutes and appoints John J. Keenan, Kenneth C. Lundeen, and Thomas P. O'Neill or any of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Howard Bancorp, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held on May 27, 2020 and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the Class III Director nominees in Proposal 1 and FOR Proposals 2 and 3. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting. Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated. Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGEPAID ENVELOPE. REVOCABLE PROXY - HOWARD BANCORP, INC. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address - Please print new address below. Comments - Please print your comments below. The Proxy Statement and Annual Report are available at www.edocumentview.com/hbmd The 2020 Annual Meeting of Stockholders of Howard Bancorp, Inc. Will be held on Wednesday, May 27, 2020, at 11:30 a.m. Eastern Time, virtually via the internet at www.meetingcenter.io/273541418. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is HBMD2020. Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: